Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-289095

2,222,222 Pre-Funded Units

Each Pre-Funded Unit Consisting of

One Pre-Funded Warrant to purchase One Ordinary Share and

One and One-Half Warrant to purchase One Ordinary Share

Up to 5,555,555 Ordinary Shares underlying the Warrants

and the Pre-Funded Warrants

Mainz Biomed N.V.

We are offering on a “best efforts” basis up to 2,222,222 pre-funded units of Mainz Biomed N.V. with each pre-funded unit consisting of one pre-funded warrant to purchase an ordinary share and one and-one half ordinary share purchase warrants (“Warrants”). The purchase price of each pre-funded unit is $1.349.

Our ordinary shares are traded on the Nasdaq Capital Market under the symbol “MYNZ.” The last reported sale price of our ordinary shares on August 1, 2025 as reported on Nasdaq, was $1.33 per share rounded to the nearest whole cent We do not intend to apply for any listing of the pre-funded units, the pre-funded warrants or the Warrants on any securities exchange or nationally recognized trading system, and we do not expect a market to develop for any of such securities. We are also registering the ordinary shares issuable from time to time upon the exercise of the pre-funded warrants and the Warrants offered hereby. We refer to the pre-funded units, the pre-funded warrants and the Warrants offered hereby as the offered securities.

Each pre-funded warrant will be exercisable for one ordinary share, and the remaining exercise price of each pre-funded warrant will equal $0.001 per ordinary share. The pre-funded warrants will be immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full.

Each Warrant will be exercisable for one ordinary share. The exercise price of each Warrant will equal $1.35, 100% of the per pre-funded unit offering price hereunder plus the remaining exercise price of the pre-funded warrants. The Warrants will be immediately exercisable and may be exercised until the fifth anniversary of the date of issuance.

A holder of pre-funded warrants or Warrants will not have the right to exercise any portion of such warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of ordinary shares outstanding immediately after giving effect to such exercise.

On December 3, 2024, we effectuated a 1:40 reverse stock split of our ordinary shares. All share and per share amounts in this prospectus (except where otherwise indicated) account for this reverse stock split. Any share and per share amounts incorporated by reference into this prospectus from documents that we have previously fielded with the U.S. Securities and Exchange Commission (the “SEC”) might not account for such reverse stock split.

The final public offering price was determined through negotiation between us, the placement agent and the investor based upon a number of factors, including our history and our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and the general condition of the securities markets at the time of this offering.

This is a best-efforts offering and the placement agent does not have an obligation to purchase any securities. Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell a number of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use despite uncertainty about whether we would be able to use such funds to effectively implement our business plan.

This offering will terminate on August 13, 2025, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The public offering price per pre-funded unit will be fixed for the duration of this offering. The offering will settle delivery versus payment (“DVP”)/receipt versus payment (“RVP”). Accordingly, we and the placement agent have not made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

We are both an “emerging growth company” and a “foreign private issuer” under applicable U.S. Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. See section titled “Prospectus Summary – Implications of Being an Emerging Growth Company” and “Prospectus Summary – Implications of being a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. You should carefully consider the matters described under the caption “Risk Factors” beginning on page 14.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Pre-Funded Unit	Total
Public offering price	$1.349	$3,000,000
Placement Agent Fees(1)	$0.094	$210,000
Proceeds to us, before expenses(2)	$1.256	$2,790,000

(1)	The placement agent, Maxim Group LLC, will receive compensation in addition to the placement agent fees. See “Plan of Distribution” for a description of compensation payable to the placement agent.

(2)	The total estimated expenses related to this offering are set forth in the section entitled “Expenses Relating to this Offering.”

If we complete this offering, net proceeds will be delivered to us on the closing date.

We anticipate that the delivery of the securities against payment therefor will be made on or before August 5, 2025.

Maxim Group LLC

The date of this prospectus is August 4, 2025

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC. You should read this prospectus and the information and documents incorporated herein by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Documents by Reference” in this prospectus.

You should rely only on the information contained in this prospectus (inclusive of the documents incorporated by reference herein), any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Neither we nor the placement agent have authorized any other person to provide you with different or additional information. Neither we nor the placement agent take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The placement agent is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or incorporated by reference in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the placement agent have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

Unless the context otherwise requires, in this prospectus, the term(s) “we”, “us”, “our”, “Company”, “our company”, “our business” and “Mainz Biomed” refer to Mainz Biomed N.V.

All share and per share amounts in this prospectus (except where otherwise indicated) account for a 1:40 reverse stock split of our ordinary shares that occurred on December 3, 2024. Any share and per share amounts incorporated by reference into this prospectus from documents that we have previously fielded with the SEC might not account for such reverse stock split.

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PROSPECTUS SUMMARY

The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in this prospectus or incorporated by reference into this prospectus. You should read carefully the entire document or documents incorporated by reference in this prospectus, including our historical financial statements and related notes incorporated by reference herein, to understand our business, the offered securities and the other considerations that are important to your investment decision. You should pay special attention to the “Risk Factors” section beginning on page 14 as well as the risk factors described under the heading “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2024, filed on March 31, 2025.

We are a public company under Dutch law. We were incorporated on March 8, 2021 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law. We were formed to acquire PharmGenomics GmbH (“PharmGenomics”), a German company with limited liability, and we acquired PharmGenomics on September 20, 2021. On November 9, 2021, we converted into a Dutch public company with limited liability (naamloze vennootschap). The address for our principal place of business is Robert Koch Strasse 50, 55129 Mainz, Germany, and the telephone number is +49 6131 5542860.

We have registered our ordinary shares under the Exchange Act, and we intend to make our current and periodic reports and other information (including interactive data files) filed with or furnished to the SEC, pursuant to Section 13(a) or 15(d) of the Exchange Act, available free of charge through our website as soon as reasonably practicable after those reports and other information are electronically filed with, or furnished to, the SEC. The SEC maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC, and all of our reports and other information filed or submitted publicly with the SEC may also be found there.

Information on our website or any other website is not incorporated by reference into this annual report and does not constitute a part of this annual report. We have included our website address as an inactive textual reference only.

General

We develop and sell in-vitro diagnostic (“IVD”) tests for the early detection of cancer. Our flagship ColoAlert product is being marketed and sold in European markets. We are currently developing our next generation colorectal cancer screening product and intend to launch that product in the future in the United States and in Europe. We distribute our IVD kits to third-party laboratories in Europe and during 2023 and a portion of 2024 through our on-line store in Germany.

In addition, we conduct research and development to increase and diversify our product portfolio. Currently, we are managing our government funded research and development project called PancAlert, which provide us non-refundable grant income that covers a percentage of the individual project-related costs. In March 2025, we acquired a license from Liquid Bioscience, Inc. to access a portfolio of novel mRNA biomarkers for the non-invasive detection of pancreatic cancer with a blood test. We have an exclusive license to develop such a test using these biomarkers with the unilateral option to acquire them.

We are headquartered in Mainz, Germany where we have approximately 20 full-time and 7 part-time employees.

Products and Product Candidates

Our mission is to enhance disease diagnosis by applying cutting-edge genetic diagnostic technologies, enabling earlier and more accurate detection for timely and improved treatment. Alongside our current ColoAlert colorectal cancer (“CRC”) screening test, we are developing an advanced mRNA-based CRC screening test, as well as PancAlert, a product candidate for pancreatic cancer detection. Our approach integrates proprietary, validated biomarkers with reliable diagnostic tools, further strengthened by machine learning and artificial intelligence to optimize accuracy and applicability. We strive to make the diagnosis of various diseases more effective by using the latest genetic diagnostic technologies. Enabling earlier detection of these diseases allows for earlier and better therapy for affected individuals. In addition to offering the CRC screening test, ColoAlert, we are currently developing our product candidate PancAlert for the detection of pancreatic cancer. We aim to use proprietary, known and existing biomarkers in applicable and reliable diagnostic tools.

ColoAlert and Our Next Generation Colorectal Cancer Screening Test

We currently offer ColoAlert, a CE-IVD certified diagnostic test for CRC to laboratories across Europe. The CE-IVD marking indicates that our diagnostic test complies with the European In-Vitro Diagnostic Devices Directive (IVDD 98/79/EC). It’s simple, at-home collection process makes it easier for individuals to participate in CRC screening, promoting early detection and increasing the likelihood of effective treatment.

According the World Health Organization, as of July 2023 CRC is the third most commonly diagnosed cancer in the world. Due to its ability to move into large, adjacent areas leading to other cancers, including pancreatic cancer and other gastro-intestinal cancers, the World Health Organization suggests as of February 2022, CRC is the second leading cause of cancer death globally. Further, Global Market Insights anticipates that the annual market for CRC diagnostics will surpass $30 billion by 2032. Colorectal cancer screening presents a significant opportunity in the molecular diagnostics market.

In the intestines, epithelial cells are continuously shed into the stool. This includes not only healthy cells but also cells from polyps and colon cancer. Using advanced genetic diagnostic techniques like PCR analysis—which amplifies DNA from a small sample into millions of copies—these shed cells can be isolated and examined for genetic mutations, enhancing the early detection of CRC.

ColoAlert is a multitarget test that analyzes stool samples for both genetic abnormalities and hidden (occult) blood by combining a fecal immunochemical test (“FIT”) for detection of human hemoglobin with the PCR results of specific tumor DNA markers. The genetic analysis includes quantifying human DNA and detecting specific somatic point mutations in the KRAS (codon 12/13) and BRAF (codon 600) genes. An independent clinical study led by Professor Matthias Dollinger and conducted with 566 patients at the University Hospitals of Leipzig and Halle-Wittenberg, Germany, demonstrated ColoAlert’s high sensitivity (85%) and specificity (92%), with a patient satisfaction rate of 98%. The selected genetic markers enhance the diagnostic precision of the occult blood test, increasing the clinical value of the test. Since this study, we have upgraded the occult blood test component of ColoAlert to a fully automated version, further improving the test’s overall sensitivity.

Early screening for CRC has the potential to dramatically impact its treatment and prevention and, ultimately, save lives. For example, the Journal of the National Cancer Institute has reported in 2022 that diagnostic tests with a sensitivity of 10% for advanced adenomas (“AA”), a type of pre-cancerous polyp often attributed to CRC, could reduce mortality rates for adults over 45 by 47% and that diagnostic tests with a sensitivity of 76% for AA could reduce mortality rates for adults over 45 by 67%. Most CRC screening programs currently recommend beginning screening at age 50. However, there is a growing trend to lower this starting age. For example, the U.S. Food and Drug Administration (the “FDA”) recently recommended starting CRC screening at age 45. This means that as members of Generation X age into their 40s and 50s they become part of the age group recommended to begin testing for CRC. In 2023, the American Cancer Society highlighted the rapid progression of CRC among younger individuals, noting that CRC diagnoses in people under 55 increased from 11% in 1995 to 20% in 2019. Given the rising prevalence of CRC in younger populations, we anticipate that screening guidelines will continue to lower the starting age, particularly for methods like ColoAlert that can detect cancer in its early stages. Additional factors supporting CRC screening include a family history of CRC, risk factors such as obesity, irritable bowel syndrome (IBS), inflammatory bowel disease (IBD), high consumption of red meat, alcohol, and nicotine, as well as pre-existing conditions like breast cancer or type 2 diabetes.

Until February 2023, we licensed the ColoAlert test from the Norwegian research and development firm ColoAlert AS. In February 2023, we acquired the test and its related intellectual property from ColoAlert AS under an agreement that includes: (i) a $2 million cash payment, to be made over the next four years, (ii) the issuance of 300,000 ordinary restricted shares, and (iii) a revenue share capped at $1 per test sold over a 10-year period.

In the European Union, the ColoAlert PCR kit (“ColoAlert Lab Kit Core II”) is CE-IVD certified under the current In-Vitro Diagnostics Directive 98/79/EC (IVD-D). As of May 26, 2022, IVD products in the EU are regulated by the In-Vitro Diagnostics Regulation, EU 2017/746 (IVD-R), which supersedes the IVD-D. The ColoAlert sample collection kit has already been successfully registered under the IVD-R, and we are currently assessing the requirements to certify our ColoAlert PCR kit under these new regulations. ColoAlert is validated for use on the Roche LightCycler 480 II, and Mainz BioMed plans to validate it for additional real-time PCR instruments used in laboratories worldwide, which may accelerate market adoption. The ColoAlert PCR kits are manufactured at our facility in Mainz, Germany.

In January 2022, we entered into a Technology Rights Agreement concerning a portfolio of novel mRNA biomarkers developed at the Université de Sherbrooke (“UdeS Biomarkers”). mRNA testing can detect molecular changes in cells even before visible abnormalities or symptoms manifest. mRNA biomarkers often reflect the dynamic changes in gene expression that occur during the progression of adenomas to advanced stages. As adenomas evolve, certain genes may be upregulated or downregulated, and RNA biomarkers can capture these changes, providing insights into the stage of adenoma development. mRNA biomarkers are highly specific to particular stages or types of adenomas. By targeting RNA molecules associated with the advanced stage of adenomas, we believe that these biomarkers can distinguish between advanced adenomas and less advanced forms or benign conditions.

Through our agreement with the Université de Sherbrooke, we obtained an exclusive, unilateral option to acquire a license for the UdeS Biomarkers. We exercised this option on February 15, 2023, by entering into an Assignment Agreement to acquire the intellectual property rights for these biomarkers. In exchange, we agreed to (i) pay €25,000 in cash and (ii) provide a 2% profit share of net sales from any products incorporating the UdeS biomarkers.

Historical and Proposed Clinical Trials

The UdeS Biomarkers consist of five gene expression markers shown to be highly effective in detecting colorectal cancer (CRC) lesions, including advanced precancerous lesions, AAs, a type of precancerous polyp often associated with CRC. In a UdeS-sponsored study evaluating these biomarkers, results demonstrated sensitivities of 75% for detecting AA and 95% for CRC, with a specificity of 96%.

Clinical validation and trials – Statistics and Proposed Timeline

In relation to the UdeS Biomarkers, we initiated two feasibility studies to assess our next-generation mRNA CRC screening test, combining UdeS Biomarkers with FIT tests. The first study, ColoFuture, is an international, multicenter clinical study across Europe designed to validate the effectiveness of the UdeS biomarkers, specifically their capability to identify advanced precancerous lesions or AA while enhancing sensitivity and specificity for CRC detection. ColoFuture includes 662 participants, covering individuals with average CRC risk and those at increased risk or known to have CRC or AA. Enrollment in ColoFuture concluded in late 2023.

Additionally, we conducted a U.S.-based multicenter study called “eAArly DETECT,” which evaluates feasibility and stability in 254 participants, including those with average CRC risk and individuals at elevated risk or known to have CRC or AA. eAArly DETECT was completed by the end of 2023. These studies aim to identify the optimal combination of biomarkers, potentially including mRNA and housekeeping biomarkers alongside a FIT test, for our next-generation product. This product will undergo further testing in the eAArly DETECT 2 study and in the evaluation in our pivotal FDA PMA study, labeled “reconAAsense.” Both ColoFuture and eAArly DETECT studies utilized an advanced machine learning and AI-driven algorithm, developed in partnership with Liquid Biosciences, based in California.

In October 2023, we announced the results of the ColoFuture study, which demonstrated a sensitivity of 94% for colorectal cancer (CRC) and 97% specificity, along with an 80% sensitivity for Aas and 95% specificity. In December 2023, we released topline results from our eAArly DETECT clinical study in the U.S., which reported a sensitivity of 97% for CRC, 97% specificity, and an 82% sensitivity for advanced adenomas and 97% specificity. These topline results reaffirm the positive findings from ColoFuture, our European counterpart, which were reported in October 2023.

The eAArly DETECT study enrolled 254 evaluable subjects across 21 sites in the United States, featuring a design similar to that of ColoFuture. Patients aged 45 and older were invited to participate when referred for a colonoscopy, whether for CRC screening (average risk), follow-up on a positive non-invasive test, imaging, or symptoms. Additionally, individuals already diagnosed with CRC were included prior to receiving treatment. Participants who agreed to provide a stool sample before the colonoscopy (or treatment for identified CRC patients) were eligible. Subjects were classified following a central pathology review: CRC, advanced adenoma, non-advanced adenoma, no findings, or non-colorectal cancer. Each subject’s outcome was then compared to the results of the next-generation mRNA-based CRC screening test.

In June 2024, the Company presented pivotal data from its largest cohort to date during a poster session at the American Society of Clinical Oncology (ASCO) 2024 Annual Meeting in Chicago, Illinois. This data combined results from the ColoFuture and eAArly DETECT studies, along with additional patients collected since the initial study results were reported, underscoring the significance of our innovative screening approach.

The combined analysis included 690 clinical subjects from 30 specialized gastroenterology centers across Europe and the United States, incorporating previously unexamined and unreported samples. This highlighted the exceptional efficacy of Mainz Biomed’s multimodal screening test, which integrates the Fecal Immunochemical Test (FIT) with proprietary mRNA biomarkers, supported by an advanced AI and machine learning algorithm. This comprehensive approach allows for precise differentiation between colorectal cancer (CRC), AAs, non-advanced adenomas, and samples with no pathological findings.

	ColoFuture	eAArly DETECT	Pooled study
CRC Sensitivity	94%	97%	92%
CRC Specificity	97%	97%	90%
AA Sensitivity	80%	82%	82%
AA Specificity	95%	97%	90%
Location	EU	US	EU & US
# of Participants	220	254	690

We have initiated our eAArly DETECT 2 study and intend to release an interim read out on the results therefrom when approximately 50% of our proposed clinical subjects have been tested using our next generation product and have had the results compared by an independent pathologist to colonoscopies performed upon the same subjects. We anticipate that we will release this interim read out towards the end of the summer in 2025.

The following tables set out the CRC and AA sensitivity and specificity results of our next-generation mRNA CRC screening test as compared to some competing products.

Recent Developments

In November 2024, we entered into a collaboration agreement with Life Technologies Corporation, a subsidiary of Thermo Fisher Scientific Inc. (“Thermo Fisher”). Thermo Fisher is a world leader in serving science, with annual revenue over $40 billion in its latest fiscal year. The collaboration agreement provides us the opportunity to develop our mRNA based next generation assays on the Thermo Fisher Extraction (King Fisher) and PCR (QuantStudio) platforms. Life Science Technologies will contribute development resources and provide the extraction and PCR instrumentation and consumables during development at significant discounts to market. There is no minimum cost expenditure in connection with the development of the assays. All of the development work will occur in our facility in Mainz, Germany.

Thermo KingFisher APEX	QuantStudio™ 7 Pro Dx (Thermo Fisher Scientific)

We have also recently entered into an agreement with Quest Diagnostics to provide clinical trial laboratory services for our ReconAAsense study, a prospective clinical study that will include approximately 15,000 subjects from 150 sites across the United States to develop data supporting FDA validation of the next generation test. In addition, we will provide Quest with the option to exercise semi-exclusive rights to provide testing services based on the test kit for an eighteen-month period, assuming its approval by the FDA.

In March 2025, we acquired a license from Liquid Bioscience, Inc. to access a portfolio of novel mRNA biomarkers for the non-invasive detection of pancreatic cancer with a blood test. The agreement grants us an exclusive, world-wide, license to make, use, and develop these biomarkers until our option to acquire the biomarkers expires. In exchange for such license, we are to make fixed payments to Liquid, which fixed amount shall increase upon certain milestones being met.

Expansion of ColoAlert in Europe

We have advanced ColoAlert’s commercial presence in Germany, leveraging our headquarters proximity to Frankfurt. In the near term, Germany will remain our focal market, as we aim to enlarge our footprint by building new laboratory partnerships and increasing product visibility.

Through our medical lab partners in Germany, ColoAlert is offered to medical professionals overseeing CRC screening in Germany. This group is not limited to the 1,800 gastroenterologists who primarily conduct colonoscopies but extends to 55,000 general practitioners and over 7,000 specialized practices in gynecology and urology, who customarily initiate CRC screening, predominantly through the FIT stool test. For individuals with statutory health insurance, ColoAlert is an out-of-pocket expense. However, it may be reimbursed on a case-by-case basis for those with private insurance. Out of Germany’s 84 million populace, approximately 10 million have private health coverage. To facilitate sales, we are developing targeted marketing resources and planning to engage physicians and healthcare providers at medical conferences.

Our strategy focuses on partnering with laboratories that have a stronghold in CRC screening. These partnerships enable us to reach broader physician networks affiliated with these labs. Approximately 12 lab chains in Germany process about 64% of the FIT tests, amounting to roughly 3 million tests annually. By partnering with significant lab chains and independent laboratories, we aim to amplify ColoAlert’s market penetration.

We are not currently seeking statutory reimbursement for ColoAlert, as we believe our next-generation test, currently under development, is more attuned to the stringent criteria set by German regulatory and reimbursement agencies. With enhanced sensitivity and specificity for detecting early-stage colorectal cancer and advanced adenomas, this forthcoming product is poised for inclusion in statutory reimbursement schemes, thereby establishing a solid market presence in anticipation of its release.

Mainz Biomed is progressively extending its operations to additional European markets that are accustomed to personal health expenditures, as ColoAlert is not included in statutory health insurance programs in these regions. Currently, our reach includes established connections in the United Kingdom, Spain & Portugal, Italy, Austria.

Through our commercial team, we aim to expand our reach within other European markets. Our growth strategy is to target clinical labs directly, bolstering our sales efforts with specialized training for sales reps, educational seminars for physicians, and joint marketing initiatives to heighten ColoAlert’s profile.

As we pursue these expansions, we remain committed to adapting our commercial strategies to align with the healthcare payment practices prevalent in each locale. We recognize the importance of catering to markets with a predisposition towards out-of-pocket payments for health services, which presents a favorable environment for ColoAlert’s integration and acceptance in the near term, while pursuing statutory reimbursement for our next generation product.

PancAlert

We are in the early stages of developing PancAlert, a stool-based screening test aimed at detecting pancreatic cancer. According to the Global Cancer Observatory, over 460,000 cases of pancreatic cancer were diagnosed worldwide in 2018. Due to its asymptomatic early stages, this disease is often detected too late, making pancreatic cancer one of the most lethal malignancies, with over 430,000 annual deaths reported by the Global Cancer Observatory. In the United States, the SEER program estimated 62,210 new cases and 49,830 deaths from pancreatic cancer in the same year. Between 2012 and 2018, SEER reported that the 5-year survival rate was approximately 44% for localized cases, 15% for regional cases, and only 3% for distant-stage disease. Studies have indicated that asymptomatic patients diagnosed incidentally during other medical examinations have significantly better prognoses than those presenting with characteristic symptoms, such as rapid weight loss or back pain.

The average age of onset for pancreatic cancer is 71 years for men and 75 years for women, with age being a significant risk factor similar to other cancers. Most patients are over 50, with the majority of diagnoses occurring between the ages of 60 and 80. Despite being the seventh most common cancer, pancreatic cancer ranks as the third leading cause of cancer-related death in the European Union, underscoring the dire prognosis for patients. Although survival rates for pancreatic cancer have improved in recent decades, there remains an urgent need for enhanced early diagnostic methods.

A definitive diagnosis of pancreatic cancer is currently made through a series of investigations, including imaging scans, blood tests, and biopsies, which are typically conducted only in symptomatic patients. However, recent research indicates that the disease can persist for an extended period without presenting symptoms, highlighting a crucial opportunity for early detection. Since pancreatic cancer initiates at the molecular level, genetic diagnostic methods show promise for early identification. Biomarkers associated with pancreatic cancer can be found in the stool, primarily via pancreatic juice, facilitating user-friendly sample collection.

Our development strategy involves selecting and validating a specific panel of biomarkers, establishing an appropriate method for sample preparation, and validating the detection and measurement technology using purchased or clinically defined samples (biopsies, pancreatic juice, stool, and others). The next steps include transitioning to routine diagnostics using stool samples, optimizing the process, and conducting clinical evaluations to assess its potential as a screening tool for the early detection of pancreatic cancer.

Our goal is to establish PancAlert as the world’s first pancreatic cancer screening test utilizing Real-Time PCR-based multiplex detection of molecular-genetic biomarkers in stool samples. We have recently partnered with Liquid Biosciences, an artificial intelligence and machine learning company, to further evaluate the most promising candidates for disease-specific biomarkers. The platform technology we are using will also allow for the easy integration of additional biomarkers as needed.

We have entered into an agreement with Microba Life Sciences to conduct a pilot research project utilizing Microba’s proprietary metagenomic sequencing technology and bioinformatic tools to potentially discover novel microbiome biomarkers for pancreatic cancer detection. We believe that this relationship could provide multiple diagnostic opportunities including discovery of diagnostic and prognostic biomarkers. Such faecal microbiota-based screening could also be applicable to other gastrointestinal cancers. There is no minimum cost expenditure in connection with the agreement.

Strategy Realignment

Between July 2024 and October 2024, we restructured our operations to concentrate on: (1) our ColoAlert business in Europe, (2) the development of our next-generation product, (3) planning and conducting the eAArly Detect 2 clinical study in the U.S. in 2025, aimed at validating the strong clinical performance of our next-generation mRNA-based CRC screening test in an average-risk population and (4) developing our PancAlert product candidate.

In line with this focus, we implemented cost reduction measures, including a 65% reduction in personnel, decreased external consulting expenses, and the sale or closure of its European Oncology Lab (EOL) business in St. Ingbert, Germany. We believe that these cost reductions will position the business for success in 2025 and beyond.

Legal Proceedings

In connection with a right of first refusal granted to an investment bank in connection with our initial public offering in 2021, Mainz filed a lawsuit against such investment bank in 2024 in the New York State Supreme Court in New York County, asking the court to determine our and the investment banks rights and obligations under the relevant contracts by and between us and the investment bank. Shortly after our filing of such lawsuit, the investment bank initiated arbitration proceedings against us with the Financial Industry Regulatory Authority (“FINRA”). Thereafter, we requested the arbitration panel stay its proceeding in light of the existing lawsuit.  The arbitration panel agreed with us and on September 13, 2024, issued an order formally staying the arbitration proceeding. There is not a future court conference scheduled, and we are waiting on the Court’s determination of which venue (the Supreme Court or FINRA Dispute Resolution) is proper to hear the dispute. We intend to vigorously defend against all claims. Given the preliminary stage of the lawsuit, the uncertainty of litigation, we cannot predict the outcome at this time or estimate a reasonably possible loss or range of loss that may result from this action.

Except as set out above, we are not involved in, or aware of, any legal or administrative proceedings contemplated or threatened by any governmental authority or any other party. As of the date of this prospectus supplement, no director, officer or affiliate is a party adverse to us in any legal proceeding or has an adverse interest to us in any legal proceeding.

IMPLICATIONS OF BEING AN EMERGING GROWTH COMPANY

We qualify as and elect to be an “emerging growth company” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, but not limited to:

●	reduced disclosure about the emerging growth company’s executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual gross revenue, have more than $700 million in market value of our shares of ordinary shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We anticipate that we will no longer be able to report as a foreign private issuer starting on January 1, 2026.

Summary Risk Factors

An investment in the offered securities involves a high degree of risk. If any of the factors below or in the section entitled “Risk Factors” occurs, our business, financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

Risks Related to Our Business Generally

●	We are an early revenue stage company and have incurred operating losses since inception, and we do not know when we will attain profitability. An investment in our securities is highly risky and could result in a complete loss of your investment if we are unsuccessful in our business plans.

●	Terms of subsequent financings may adversely impact your investment.

●	Our inability to manage growth could harm our business.

●	We substantially depend upon our management.

●	You may face difficulties protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of the Netherlands, a substantial portion of our assets are in the European Union and substantial portion of our directors and executive officers reside outside the United States.

Risks Related to Our Technology and Business Strategy

●	We may fail to generate sufficient revenue from our relationships with our clients or laboratory partners to achieve and maintain profitability.

●	Our success depends heavily on our ColoAlert screening tests.

●	Sales of our diagnostic tests could be adversely impacted by the reluctance of physicians to adopt the use of our tests and by the availability of competing diagnostic tests.

●	We may not succeed in establishing, maintaining and strengthening ColoAlert and other brands associated with our products, which would materially and adversely affect acceptance of our diagnostic tests, and our business, revenues and prospects.

●	We might decide not to incorporate the biomarkers after we conclude additional studies on such biomarkers.

●	We may face technology transfer challenges and expenses in adding new tests to our portfolio and in expanding our reach into new geographical areas.

●	We may depend on possible future collaborations to develop and commercialize many of our diagnostic test candidates and to provide the manufacturing, regulatory compliance, sales, marketing and distribution capabilities required for the success of our business.

●	If we are unable to obtain and enforce patents and to protect our trade secrets, others could use our technology to compete with us, which could create undue competition and pricing pressures. There is no certainty that any future patent applications will result in the issuance of patents or that issued patents, if we receive any, will be deemed enforceable.

●	Results of FDA required studies may not create desired clinical performance resulting in follow-on studies delaying the launch of the product in the US.

Risks Related to Regulations

●	Our global operations expose us to numerous and sometimes conflicting legal and regulatory requirements, and violations of these requirements could harm our business.

●	Our business is subject to various complex laws and regulations. We could be subject to significant fines and penalties if we or our partners fail to comply with these laws and regulations.

●	We will have to maintain facilities, or maintain relationships with third party laboratories, for the manufacture and use of diagnostic tests. Our ability to provide services and pursue our research and development and commercialization efforts may be jeopardized if these facilities were to be harmed or rendered inoperable.

●	We anticipate being required to obtain regulatory approval of our diagnostic test products to enter new markets.

Risks Related to the Offered Securities and this Offering

●	This is a best-efforts offering, no minimum amount of securities is required to be sold and we may not raise the amount of capital we believe is required for our business plans.

●	The market price of our ordinary shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

●	You will experience immediate and substantial dilution as a result of this offering.

●	You may experience dilution of your ownership interests if we issue additional ordinary shares or preferred shares.

●	We do not intend to pay dividends, and there will thus be fewer ways in which you are able to make a gain on your investment.

●	We do not intend to pay dividends, and there will thus be fewer ways in which you are able to make a gain on your investment.

●	FINRA sales practice requirements may limit your ability to buy and sell our ordinary shares, which could depress the price of our shares.

●	Volatility in our ordinary shares price may subject us to securities litigation.

●	Nasdaq maintains certain standards which Nasdaq requires listed companies meet for their respective securities to continue to be listed and traded on its exchange, and if we are unable to continue to meet such continued listing requirements, Nasdaq may choose to delist our ordinary shares from its exchange, which may adversely affect the liquidity and trading price of our ordinary shares.

●	In an effort to regain compliance with the Minimum Bid Price Requirement, we enacted a reverse stock split, and we may need to enact additional reverse stock splits to avoid falling out of compliance with this requirement. If we were to conduct additional reverse stock splits, our results of operations and business conditions may be adversely affected.

●	We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

●	There is no public market for the pre-funded warrants or the Warrants being offered in this offering.

●	Holders of the pre-funded warrants or the Warrants purchased in this offering will have no rights as ordinary shareholders until such holders exercise such respective warrants and acquire our ordinary shares, except as otherwise provided in the respective warrants.

●	If we enter into privately negotiated warrant inducements with the Prior Warrants, our stock price may be affected and you may experience substantial dilution.

Offering Summary

Pre-Funded Units Offered:	2,222,222 pre-funded units at an offering price of $1.349 per pre-funded unit. Each pre-funded unit consists of one pre-funded warrant to purchase an ordinary share and one and one-half Warrants.
Pre-Funded Warrants:	Each pre-funded warrant will be exercisable for one ordinary share. The remaining exercise price of each pre-funded warrant will equal $0.001 per ordinary share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full.

Warrants:	Each Warrant will be exercisable for one ordinary share. The exercise price of each Warrant will be equal to $1.35, the per pre-funded unit offering price hereunder plus the remaining exercise price of the pre-funded warrants. The Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised until the fifth anniversary from the date of issuance. We will not issue any fractional warrants in this offering and will round up the number of warrants any purchaser of units would otherwise receive to the nearest whole number.

Beneficial Ownership Limitation:	A holder of pre-funded warrants or Warrants will not have the right to exercise any portion of those warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of ordinary shares outstanding immediately after giving effect to such exercise.

Shares Outstanding After the Offering*:	6,800,075

Use of Proceeds:

We estimate that we will receive net proceeds of approximately $2,565,000 from this offering, after deducting the placement agent fees and estimated offering expenses of approximately $435,000 payable by us. However, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We intend to use the net proceeds from this offering for the eAArly Detect 2 study, the development of our next generation screening product and our PancAlert product candidate, the commercial expansion of our ColoAlert product, repayment of debt and for general corporate purposes.

Market for the Offered Securities:

Our ordinary shares are currently listed on the Nasdaq Capital Market under the symbol “MYNZ”. The closing price of our ordinary shares rounded to the nearest whole cent on the Nasdaq Capital Market on August 1, 2025 was $1.33.

There is no market for any of our pre-funded warrants or the Warrants, and we do not anticipate that one will develop for any of these securities. We do not intend to apply for our pre-funded warrants, or the Warrants to be traded on any public market or quotation system.

Risk Factors:	See “Risk Factors” for a discussion of the factors you should consider before deciding to invest in our securities.

Reasonable Best Efforts:	We have agreed to offer and sell the securities offered hereby to the purchasers through the placement agent. The placement agent is not required to buy or sell any specific number or dollar amount of the securities offered hereby, but it will use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. See “Plan of Distribution” on page 45 of this prospectus.

*	Shares outstanding after the offering (i) is based on 4,577,853 ordinary shares that are outstanding as of the date of this prospectus, (ii) (iii) assumes that any pre-funded warrants sold hereunder are immediately exercised and (iii) excludes:

●	up to 6,839,208 ordinary shares underlying other warrants (1,012,000 of which are pre-funded warrants) that are outstanding as of the date hereof;

●	up to 3,333,333 ordinary shares underlying the Warrants that are being offered hereby;

●	up to 467,679 ordinary shares underlying options that we have granted as of the date hereof; and

●	up to 100,000 ordinary shares underlying principal under convertible notes outstanding as of the date hereof (assuming their conversion at the floor price contained in such notes).

Summary Financial Data

The following tables summarize our financial data. We derived the summary financial statement data for the years ended December 31, 2024 and 2023 set forth below from our audited financial statements included in our Annual Report on Form 20-F filed on March 31, 2025 (each of which are incorporated by reference into this prospectus). Our financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the information presented below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Operating and Financial Review and Prospects”, our financial statements, the notes to those statements and the other financial information incorporated by reference into this prospectus.

Summary of Operations in U.S. Dollars

	Years Ended December 31,
	2024	2023
Revenues	$893,991	$895,479
Cost of Revenues	319,108	385,820
GROSS PROFIT	574,883	509,659

OPERATING EXPENSES
Research and Development	5,839,033	9,590,393
Sales and marketing	6,581,333	6,158,477
General and administrative	6,572,765	11,405,471
Restructuring expense	277,160	-
Total operating expenses	19,270,291	27,154,341
Operating loss	(18,695,408)	(26,644,682)

OTHER INCOME/(EXPENSE)	(2,955,255)	348,955

NET LOSS	(21,650,663)	(26,295,727)

TOTAL COMPREHENSIVE LOSS	$(21,755,223)	$(26,800,221)

Balance Sheet in U.S. Dollars

	As of December 31, 2024 (audited)	As of December 31, 2023 (audited)
Cash	$6,235,670	$7,070,925
Total Current Assets	7,844,030	8,979,896
Total Assets	13,238,167	15,409,028
Total Current Liabilities	5,949,546	9,236,936
Total Liabilities	7,191,624	12,159,802
Working Deficit	$1,894,484	$(257,040)
Total Stockholders’ Equity	6,046,543	3,249,226

RISK FACTORS

An investment in the offered securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus (or incorporated by reference herein), including risk factors in the documents incorporated herein by reference and our historical financial statements and related notes incorporated by reference herein, before you decide to purchase the offered securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of the offered securities. Refer to “Special Note Regarding Forward-Looking Statements”.

We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.

Risks Related to the Offered Securities and this Offering

This is a best-efforts offering, no minimum amount of securities is required to be sold and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities being offered in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities or amount of proceeds that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund for our operations as described in the “Use of Proceeds” section herein. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and even if we raise the maximum offering amount in this public offering, we will need to raise additional funds in the future, which may not be available or available on terms acceptable to us.

The market price of our ordinary shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our ordinary shares began trading on the Nasdaq Capital Market in November 2021, and since that date there has been volatility in the market price of our ordinary shares. For example, in the 2024 calendar year, the high closing price of our ordinary shares was $47.80 per share and the low closing price was $3.78 per share. The daily trading volume and our per ordinary share market price may decrease significantly after the date of this annual report. The value of our ordinary shares could decline due to the impact of any of the following factors upon the market price of our ordinary shares:

●	sales or potential sales of substantial amounts of our ordinary shares;

●	announcements about us or about our competitors;

●	litigation and other developments relating to our intellectual property or other proprietary rights or those of our competitors;

●	conditions in the diagnostic test industry;

●	governmental regulation and legislation;

●	variations in our anticipated or actual operating results;

●	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

●	change in general economic trends; and

●	investor perception of our industry or our prospects.

Many of these factors are beyond our control. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. A broad or active public trading market for our ordinary shares may not develop or be sustained.

You will experience immediate and substantial dilution as a result of this offering.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of 2,222,222 ordinary shares (assuming the immediate exercise of all pre-funded units sold in this offering) the offering price of $1.35 per pre-funded unit (including the remaining exercise price for the pre-funded warrant therein) and after deducting the placement agent fees and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $0.48 per ordinary share on a pro forma, as adjusted basis (see Dilution).

In addition, you may experience further dilution) upon the exercise of outstanding warrants and the pre-funded warrants and the Warrants being offered hereunder and outstanding options and the conversion of outstanding convertible debt.

You may experience dilution of your ownership interests if we issue additional ordinary shares or preferred shares.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present shareholders. We are authorized to issue an aggregate of up to 20,250,000 ordinary shares. As of July 25, 2025, we had 4,577,853 ordinary shares outstanding, approximately 23% of the ordinary shares that we are authorized to issue. In addition, as of July 25, 2025, we had 6,839,208 other warrants (1,012,000 of which are pre-funded warrants) exercisable into ordinary shares outstanding and 467,679 options exercisable into ordinary shares outstanding, and.

We may issue additional ordinary shares or other securities that are convertible into or exercisable for ordinary shares in order to raise additional capital, or in connection with hiring or retaining employees, directors, or consultants, or in connection with future acquisitions of licenses to technology or diagnostic tests in connection with future business acquisitions, or for other business purposes. The future issuance of any such additional ordinary shares or other securities, including those underlying the warrants and options we have issued and granted, would dilute the voting power of our current shareholders, could dilute the net tangible book value per share at the time of such future issuance and may create downward pressure on the trading price of our ordinary shares.

We may also issue preferred shares having rights, preferences, and privileges senior to the rights of our ordinary shares with respect to dividends, rights to share in distributions of our assets if we liquidate our company or voting rights. Any preferred shares may also be convertible into ordinary shares on terms that would be dilutive to holders of ordinary shares.

We do not intend to pay dividends, and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid any cash or stock dividends, and we do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on your investment will need to result from an appreciation in the price of our ordinary shares. There will therefore be fewer ways in which you will be able to make a gain on your investment. Our articles of association prescribe that any profits in any financial year will be distributed first to holders of preferred shares, if outstanding.

FINRA sales practice requirements may limit your ability to buy and sell our ordinary shares, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our ordinary shares, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares and, thereby, depress their market prices.

Volatility in our ordinary shares price may subject us to securities litigation.

The market for our ordinary shares may have, when compared to seasoned issuers, significant price volatility, and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Nasdaq maintains certain standards which Nasdaq requires listed companies meet for their respective securities to continue to be listed and traded on its exchange, and if we are unable to continue to meet such continued listing requirements, Nasdaq may choose to delist our ordinary shares from its exchange, which may adversely affect the liquidity and trading price of our ordinary shares.

Our ordinary shares are currently listed on Nasdaq. Nasdaq requires that companies that have securities listed with it continue to meet certain requirements to maintain such listing. Failure to meet these requirements would result in a delisting of the securities from Nasdaq. One such requirement is that securities listed on Nasdaq do not have a 30 consecutive trading day period in which the minimum bid price of such securities is less than $1.00 per share. In 2024, we ceased to be in compliance with this minimum bid price requirement and only were able to regain compliance after enacting a 1:40 reverse stock split on December 3, 2024.

If a company falls afoul of a Nasdaq continued listing requirement, it may be able to take advantage of an automatic grace period to regain compliance and Nasdaq may, upon request, grant additional periods for the company to regain compliance. However, such automatic grace period is not available to companies that have enacted a reverse stock split within the past twelve months in connection with a failure to maintain compliance with the minimum bid price requirement. In the future, we may cease to be compliant with Nasdaq’s continued listing requirement, and if that occurs we may not be able to regain compliance within the periods allotted to us, which periods may be reduced if we fail to comply with the minimum bid price requirement with twelve months of our recent reverse stock split, December 3, 2024.

If our ordinary shares are delisted and we are not able to list our securities on another national securities exchange, we expect our ordinary shares could be quoted on the OTCQB or the “pink sheets.” If this occurs, we could face material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

If we are delisted and are unable to have our ordinary share quoted on the OTCQB or “pink sheets” or similar bulletin board, our shareholders would not be able to resell their securities in a public market.

In an effort to regain compliance with the Minimum Bid Price Requirement, we enacted a reverse stock split, and we may need to enact additional reverse stock splits to avoid falling out of compliance with this requirement. If we were to conduct additional reverse stock splits, our results of operations and business conditions may be adversely affected.

On December 3, 2024, we enacted a 1-for-40 reverse stock split of our ordinary shares on in an effort to regain compliance with Nasdaq’s Minimum Bid Price Requirement. To regain compliance, the closing bid price of the ordinary shares has to be at least $1.00 per share for a minimum of 10 consecutive trading days and, at Nasdaq’s discretion, up to 20 consecutive trading days. Although we regained compliance with the Minimum Bid Price Requirement, the market price per ordinary share has continued to drop as a result of such reverse stock split, and as of August 1, 2025, the closing price of an ordinary share on Nasdaq was $1.33. If our ordinary shares cease to comply with the Minimum Bid Requirement or if we believe that they will soon cease to comply with that requirement, we may enact another reverse stock split to help regain or maintain compliance. Historically, the market price of small-cap companies that enact reverse stock splits often decrease significantly following such split due to fears of dilution irrespective of the performance, prospects, management or results of operation of the company that enacted such reverse stock split. Our market price may drop significantly if we need to enact an additional reverse stock split. Additionally, conducting more than one reverse stock split can magnify negative market perceptions, which may materially harm our reputation with investors. Multiple reverse splits may signal to the market that we are unable to sustain our stock price through organic growth or operational performance, which can erode investor confidence and lead to increased volatility or sustained declines in our stock price. Nasdaq also reserves the right to reject additional reverse stock splits as an acceptable means of maintaining compliance with their Minimum Bid Price Requirement. In such an event, we may face delisting from the Nasdaq Capital Market further compounding the risks to our business and shareholders.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.

There is no public market for the pre-funded warrants or the Warrants being offered in this offering.

There is no established public trading market for the pre-funded warrants or the Warrants being offered in this offering, and we do not expect a market to develop for any of these securities. In addition, we do not intend to apply to list any of these warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of these warrants will be limited.

Holders of the pre-funded warrants and the Warrants purchased in this offering will have no rights as ordinary shareholders until such holders exercise such warrants and acquire our ordinary shares, except as otherwise provided in such warrants.

Until holders of the pre-funded warrants or the Warrants acquire shares of our ordinary shares upon exercise of such warrants, they will have no rights with respect to our ordinary shares underlying such warrants. Upon exercise of such warrants, the holders will be entitled to exercise the rights of an ordinary shareholder only as to matters for which the record date occurs after the exercise.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

While we currently qualify as a foreign private issuer, the determination of foreign private issuer status is made annually based on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, our next determination will be made based on information as of June 30, 2025. In the future, we would lose our foreign private issuer status if we fail to meet the requirements necessary to maintain our foreign private issuer status as of the relevant determination date. For example, if 50% or more of our securities are held by U.S. residents and more than 50% of (i) our assets are located in the United States or (ii) our senior management or directors are residents or citizens of the United States, we could lose our foreign private issuer status. We anticipate that when we analyze whether we are a foreign private issuer as of June 30, 2025 we will conclude that we are no longer a foreign private issuer, and as a result we could no longer report as a foreign private issuer starting on January 1, 2026.

The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we cease to be a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive in certain respects than the forms available to a foreign private issuer. We would be required under current SEC rules to prepare our financial statements in accordance with U.S. GAAP, rather than IFRS, and modify certain of our policies to comply with corporate governance practices required of U.S. domestic issuers. Such conversion of our financial statements to U.S. GAAP would involve significant time and cost. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges (including the Nasdaq Capital Market) that are available to foreign private issuers such as the ones described above and exemptions from procedural requirements related to the solicitation of proxies.

If we cease to be a foreign private issuer, we might consider whether to redomicile to a U.S jurisdiction.

If we cease to be a foreign private issuer, we will assess whether it is more beneficial for corporate purposes to redomicile to a U.S. jurisdiction than to remain as a public company under Dutch law. Such a redomicile could entail significant cost and time for us to undertake, could affect certain rights that you have as a shareholder and could impose additional disclosure and compliance requirements from both the SEC and Nasdaq.

If we enter into privately negotiated warrant inducements with the Prior Warrants, our stock price may be affected and you may experience substantial dilution.

We currently have outstanding approximately 6,839,208 warrants outstanding as of July 25, 2025 (the “Prior Warrants”), the majority of which have an exercise in excess of $1.33, which is the last reported sale price of our ordinary shares rounded to the nearest whole cent on August 1, 2025. In May 2025, we entered into privately negotiated agreements with the holders of some of the Prior Warrants to reduce the exercise price of such Prior Warrants as an inducement to participate in a sale of our securities, and we may do so again at a future date. Such warrant inducements may lead to short-term downward pressure on our stock price due to increased share issuance and potential resale of the newly issued shares into the market. Additionally, if the exercise price is lowered as a result of such inducements then there may be substantial dilution of existing shareholders in terms of net tangible book value per share as well as voting and economic rights which may cause you to lose some or all of your investment.

Risks Related to the Business

We are an early revenue stage company and have incurred operating losses since inception, and we do not know when we will attain profitability. An investment in our securities is highly risky and could result in a complete loss of your investment if we are unsuccessful in our business plans.

We are an early-stage company. Since inception, we have incurred operating losses and negative cash flow, and we expect to continue to incur losses and negative cash flow in the future. Our net losses for the years ended December 31, 2024 and December 31, 2023 were $21,650,663 and $26,295,727, respectively. Ultimately, our ability to generate sufficient operating revenue to earn a profit depends upon our success in developing and marketing or licensing our diagnostic tests and technology. Any failure to do so could result in the possible closure of our business or force us to seek additional capital through loans or additional sales of our equity securities or assets to continue business operations, which could dilute the value of any securities you hold or could result in the loss of your entire investment. Until we earn a profit (and even if we earn a profit, until we earn a sufficient profit), our ability to continue and grow our operations depend on our ability to raise additional capital through debt and equity financings and asset sales. If we are unable to raise additional capital through debt and equity financings or the sale of assets, we could be forced to curtail or cease our operations, including in the near term.

Changes to United States tariff and import/export regulations could negatively affect our business condition and results of operations.

The United States has recently enacted and proposed to enact significant new tariffs. Additionally, the current U.S. administration has directed various federal agencies to further evaluate key aspects of U.S. trade policy, and there has been ongoing discussion and commentary regarding potential significant changes to U.S. trade policies, treaties and tariffs. There continues to exist significant uncertainty about the future relationship between the United States and other countries with respect to such trade policies, treaties and tariffs. These developments, or the perception that any of them could occur, may have a material adverse effect on global economic conditions and the stability of global financial markets, and may significantly reduce global trade and trade between the impacted nations and the United Stares. Any of these factors could impact economic activity and global capital markets, in turn, potentially impacting our business, our access to capital, our financial condition and results of operations.

Changes in U.S. government policies under the current administration, including reductions in federal research funding and cuts to regulatory review staff at the FDA could adversely affect our business.

The current U.S. administration’s halt on certain federal research grants may negatively impact our industry. Any prolonged reductions in such funding could slow innovation, delay collaborations, and limit the adoption of new technologies that contribute to our business growth. If these or similar policy changes continue or expand, we may face increased costs. Additionally, cuts to the FDA’s regulatory staff could delay approval of our products or halt progress entirely. Although we cannot predict the full extent of these impacts, any prolonged disruption could adversely affect our business, financial condition, and results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain statements that constitute “forward-looking statements”. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. These statements appear in a number of different places in this prospectus and the documents incorporated by reference herein and, in some cases, can be identified by words such as “anticipates”, “estimates”, “projects”, “expects”, “contemplates”, “intends”, “believes”, “plans”, “may”, “will”, or their negatives or other comparable words, although not all forward-looking statements contain these identifying words. Forward-looking statements in this prospectus and the documents incorporated by reference herein may include, but are not limited to, statements and/or information related to: strategy, future operations, projected production capacity, projected sales or rentals, projected costs, expectations regarding demand and acceptance of our products, availability of material components, trends in the market in which we operate, plans and objectives of management.

We believe that we have based our forward-looking statements on reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Although management believes that the assumption and expectations reflected in such forward-looking statements are reasonable, we may have made misjudgments in preparing such forward-looking statements. Assumptions have been made regarding, among other things: our expected production capacity; labor costs and material costs, no material variations in the current regulatory environment and our ability to obtain financing as and when required and on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.

The forward-looking statements, including the statements contained in the sections entitled Risk Factors, Description of Business, Management’s Discussion and Analysis of Financial Conditions and Results of Operations, Operating and Financial Review and Prospects and elsewhere in this prospectus and the documents incorporated by reference herein, are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements.

Although management has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Forward-looking statements might not prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements or we may have mad misjudgments in the course of preparing the forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. We wish to advise you that these cautionary remarks expressly qualify, in their entirety, all forward-looking statements attributable to our company or persons acting on our company’s behalf. We do not undertake to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, except as, and to the extent required by, applicable securities laws. You should carefully review the cautionary statements and risk factors contained in this prospectus, the documents incorporated by reference herein and other documents that we may file from time to time with the securities regulators.

USE OF PROCEEDS

We will receive gross proceeds from this offering of approximately $3,000,000, and net proceeds of approximately $2,565,000, after deducting placement agent fees and estimated offering expenses of approximately $435,000 payable by us. However, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We intend to use the net proceeds from this offering for the eAArly Detect 2 study, the development of our next generation screening product and our PancAlert product candidate, the commercial expansion of our ColoAlert product, repayment of debt and for general corporate purposes.

Pending our use of the net proceeds from this offering, we may invest the net proceeds in a variety of capital preservation investments, including short-term, investment grade, interest bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have not paid any dividends on our ordinary shares since incorporation. Our management anticipates that we will retain all future earnings and other cash resources for the future operation and development of our business. We do not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the Board’s discretion, subject to applicable law, after taking into account many factors including our operating results, financial condition and current and anticipated cash needs.

Under Dutch law, we may only pay dividends to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law or by our articles of association. As of December 31, 2024, our shareholders’ equity did not exceed this amount, and we do not anticipate it to do so in the near future.

Our articles of association prescribe that profits in any financial year will be distributed first to holders of our preferred shares, if any are outstanding. Any remaining profits may be reserved by our Board of Directors.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the capitalization of Mainz Biomed N.V. as of December 31, 2024 on:

●	an actual basis;

●	on a pro forma basis giving effect to (a) the issuance of 2,258,000 ordinary shares since January 1, 2025, of which (i) approximately 1,679,000 were issued upon the exercise of pre-funded warrants, (ii) 375,000 were issued in connection with the sale of ordinary units on May 19, 2025 and (iii) 204,500 shares which were issued for services rendered and (b) the receipt of net proceeds of approximately $3.5 million; and

●	a pro forma, as adjusted basis giving additional effect to the sale by us of 2,222,222 pre-funded units, at the public offering price of $1.349 per pre-funded unit, after deducting placement agent fees and estimated offering expenses.

The pro forma information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Operating and Financial Review and Prospects” and our audited financial statements and the related notes appearing elsewhere in this prospectus and the documents incorporated by reference herein and our unaudited consolidated pro forma information appearing elsewhere in this prospectus and the documents incorporated by reference herein.

	As of December 31, 2024
	Actual	Pro Forma	Pro Forma, As adjusted
Cash	$6,235,670	$9,707,349	$12,272,349

Debt:
Convertible promissory note at fair value	$1,093,975	$1,093,975	$1,093,975
Silent partnership	767,926	767,926	767,926
Silent partnership - related party	263,353	263,353	263,353
Total Debt	$2,125,254	$2,125,254	$2,125,254

Stockholders’ Equity:
Share capital	$922,125	$1,902,602	$2,942,602
Share premium	69,065,027	72,112,009	73,637,009
Reserve	27,594,947	27,594,947	27,594,947
Accumulated deficit	(90,978,684)	(91,534,464)	(91,534,464)
Accumulated other comprehensive income (loss)	(556,872)	(556,872)	(556,872)
Total Stockholders’ Equity	6,046,543	9,518,222	12,083,222
Total Capitalization	$8,171,797	$11,643,476	$14,208,476

The pro forma information above assumes the sale of all of the pre-funded units offered hereby and the immediate exercise of the pre-funded warrants contained therein. Because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. As a result, the pro forma information provided herein may be substantially different.

DILUTION

If you invest in the offered securities, your interest in our ordinary shares will be diluted to the extent of the difference between the offering price per pre-funded unit and the as adjusted net tangible book value per ordinary share after the offering. Dilution results from the fact that the per pre-funded unit offering price is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our net tangible book value attributable to shareholders at December 31, 2024 was $3,029,081, or approximately $1.31 per ordinary share. Net tangible book value per ordinary share as of December 31, 2024 represents the amount of total assets less intangible assets and total liabilities, divided by the number of ordinary shares outstanding.

After giving effect to (a) the issuance of 2,258,500 ordinary shares since January 1, 2025, of which (i) approximately 1,679,000 were issued upon the exercise of pre-funded warrants, (ii) 375,000 were issued in connection with the sale of ordinary units on May 19, 2025 and (iii) the remainder of which were issued for services rendered and (b) the receipt of net proceeds of approximately $3.5 million, our pro forma net tangible book value as of December 31, 2024, would have been approximately $3,030,760, or approximately $0.72 per ordinary share, based on 4,202,853 ordinary shares outstanding on a pro forma basis (such pro forma net tangible book value per share amount excludes shares underlying outstanding pre-funded warrants).

Our pro forma, as adjusted net tangible book value of our ordinary shares as of December 31, 2024 gives further effect to the sale of 2,222,222 pre-funded units at the public offering price of $1.35 per pre-funded unit (including the remaining exercise price for the pre-funded warrant therein), after deducting the placement agent fees and estimated offering expenses. Our pro forma, as adjusted net tangible book value as of December 31, 2024, which does not take into consideration any other changes in our net tangible book value after December 31, 2024, will be approximately $5,595,760, or $0.87 per ordinary share. This would result in dilution to investors in this offering of approximately $0.48, or approximately 35.5% from the offering price of $1.35 per pre-funded unit (including the remaining exercise price for the pre-funded warrant therein). Pro forma as adjusted net tangible book value per ordinary share would increase to the benefit of present shareholders by $0.15  per share attributable to the purchase of the ordinary shares underling the pre-funded warrants by investors in this offering.

The following table sets forth the estimated net tangible book value per ordinary share after the offering and the dilution to persons purchasing ordinary shares.

Offering price per pre-funded unit (including the remaining exercise price for the pre-funded warrant included therein)	$		$1.35
Pro forma net tangible book value per ordinary share before the offering		0.72
Increase per ordinary share attributable to this offering		$0.15
Pro forma, as adjusted net tangible book value after the offering	$		$0.87
Pro forma, as adjusted dilution per ordinary share to new investors in this offering	$		$0.48

If any ordinary shares are issued upon exercise of outstanding warrants or options, you may experience further dilution. As of the date hereof, we have 1,012,000 pre funded warrants outstanding that are exercisable into ordinary shares at $0.001 per share.

The following table summarizes, as of July 25, 2025, the differences between the number of ordinary shares purchased from us, the total cash consideration paid, and the average price per share paid by our existing shareholders and by our new investors purchasing pre-funded units in our public offering at the public offering price of $1.349 per pre-funded unit, before deducting estimated placement agent fees and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing shareholders	4,577,853	67.3%	74,014,611	96%	$16.17
New investors	2,222,222	32.7%	3,000,000	4%	$1.35
Total	6,800,075	100%	$77,014,611	100%	$11.33

The pro forma as adjusted information above assumes the immediate exercise of the pre-funded warrants sold hereby. Because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual amount of securities sold hereby and net proceeds to us are not presently determinable and may be substantially less than the amounts used to calculate the dilution information herein. As a result, the pro forma information provided herein may be substantially different.

For this section entitled “Dilution”, we have allocated the entire per pre-funded unit offering price to the pre-funded warrant contained therein and have not allocated any value to the Warrants.

MARKET FOR OUR SECURITIES

Our ordinary shares began trading on the Nasdaq Capital Market on November 4, 2021 under the symbol “MYNZ”. The following table sets out the high and low bid price for our securities in each completed fiscal quarter since January 1, 2023 as quoted on the Nasdaq Stock Market:

	Ordinary Shares
	High	Low
2023
Quarter Ended March 31	$294.00	$243.20
Quarter Ended June 30	$260.00	$128.00
Quarter Ended September 30	$196.00	$115.60
Quarter Ended December 31	$127.60	$40.80

2024
Quarter Ended March 31	$48.00	$35.20
Quarter Ended June 30	$45.20	$15.20
Quarter Ended September 30	$21.20	$8.00
Quarter Ended December 31	$16.32	$4.22

2025
Quarter Ended March 31	$8.20	$2.88
Quarter Ended June 30	$4.43	$1.38

There is no market for any of our pre-funded warrants or Warrants, and we do not expect one to develop for any of those securities. Upon completion of this offering, the pre-funded units will automatically dissolve and separate into their constituent parts without any further action required by the holder of pre-funded units. Consequently, no public market will ever develop for the pre-funded units.

SECURITIES ELIGIBLE FOR FUTURE SALE

Ordinary shares

As of the date hereof, we have 4,577,853 ordinary shares outstanding, and upon completion of this offering, we will have 6,800,075 ordinary shares outstanding assuming that the pre-funded warrants sold hereby are immediately exercised. As of July 25, 2025, there were 6,839,208 ordinary shares underlying other outstanding warrants (1,012,000 of which are pre-funded warrants), 467,479 ordinary shares underlying granted options and 100,000 ordinary shares underlying principal under outstanding convertible notes (assuming their conversion at the floor price contained in such notes). Upon the completion of this offering, there will be up to 3,333,333 ordinary shares underlying the Warrants.

All of the ordinary shares to be issued upon the exercise of the pre-funded warrants and the Warrants sold in this offering will be freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of our ordinary share in the public market could adversely affect prevailing market prices of our ordinary share.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of ordinary shares then outstanding, which will equal 60.484 shares immediately after this public offering, or

●	the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement in a transaction before the effective date of our initial public offering that was completed in reliance on Rule 701 and complied with the requirements of Rule 701 will be eligible to resell such shares 90 days after the date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

ARTICLES OF ASSOCIATION OF OUR COMPANY

The following description of our Articles of Association, as last amended by our Deed of Amendment on 3 December 2024, is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the Articles of Association.

Overview

We were incorporated on March 8, 2021 as a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, and on November 9, 2021 we converted into a Dutch public company with limited liability (naamloze vennootschap).

We are registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 82122571. We have our corporate seat is in Amsterdam, the Netherlands and our registered office is at Robert-Koch Strasse 50, 55129 Mainz, Federal Republic of Germany.

Our ordinary shares are subject to, and have been created under, Dutch law. Set forth below is a summary of relevant information concerning the material provisions of our articles of association and applicable Dutch law.

Board of Directors

We have a one-tier board structure. Our board of directors (the “Board of Directors”) consists of one executive director and three non-executive directors. The Board of Directors shall consist of such number of executive Directors as the Board of Directors may determine.

The Board of Directors is charged with our management. In fulfilling their duties, our directors will serve our interest and the business connected by us. The executive directors and the executive committee are charged with our day-to-day management. Supervision of the fulfilment of duties by the executive directors and of the general course of our affairs and the business connected with us will primarily be carried out by the non-executive directors. The executive directors must in due time provide the non-executive directors with the information they need to carry out their duties.

Our directors will be elected by the general meeting upon a binding nomination. The Board of Directors will be authorized to nominate one or more director candidates for appointment at the general meeting. The general meeting may at all times overrule the binding nature of each nomination by a resolution adopted by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital.

The general meeting may at any time suspend and dismiss a non-executive director or executive director. The general meeting may only adopt a resolution to suspend or dismiss a non-executive director or executive director by a majority of at least two thirds of the votes cast, representing more than half of the issued share capital, unless the resolution is adopted on the basis of a proposal of the Board of Directors.

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to the Deed of Incorporation, the Articles of Association and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Deed of Incorporation, the Articles of Association and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Our authorized share capital amounts to EUR 3,500,000.00 and consists of 7,875,000 ordinary shares with a nominal value of EUR 0.40 per share and 875,000 preferred shares with a nominal value of EUR 0.40 per share. The preferred shares are divided into five series, each consisting of 175,000 preferred shares. Currently there are no preferred shares outstanding. The Articles of Association contain a transitional provision. If the number of issued ordinary shares first amounts to or exceeds 4,500,000, our authorized capital will amount to EUR 9,000,000.00 and consists of 20,250,000 ordinary shares with a nominal value of EUR 0.40 per share and 2,250,000 preferred shares with a nominal value of EUR 0.01 per share. The preferred shares are divided into five series, each consisting of 450,000 preferred shares.

The number of ordinary shares included in the authorized share capital may be decreased and the number of preferred shares included in the authorized share capital may be increased pursuant to a resolution of the Board of Directors by a number not exceeding the number of ordinary shares included in the authorized share capital which have not been issued and which are not subject to any rights to subscribe for ordinary shares.

Shares may be split into such number of fractional shares as the Board of Directors may determine and fractional shares together constituting the nominal value of a share of a particular class, may be combined into one share of such class pursuant to a resolution of the Board of Directors. The provisions of the Articles of Association on shares and shareholders shall apply by analogy to fractional shares and holders of fractional shares, unless otherwise specified in the Articles of Association.

The preferred shares may, at the request of the holder, be converted into ordinary shares. The conditions for conversion and the further terms and conditions related to the preferred shares will be determined by our Board of Directors, subject to the prior approval of our general meeting and the meeting of holders of the series of preferred shares concerned, if such series of preferred shares has been issued and are held by persons other than us. The preceding sentence applies by analogy to any adjustment to the conditions.

Issuance of shares

Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of our general meeting. Our articles of association provide that the general meeting may only resolve to issue shares upon the proposal of our Board of Directors. The general meeting may authorize the Board of Directors to issue new ordinary shares or grant rights to subscribe for ordinary shares. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as, and to the extent, that such authorization is effective, our general meeting will not have the power to issue ordinary shares.

A resolution of the general meeting has authorized our Board of Directors until November 9, 2026, to issue ordinary shares and preferred shares up to the amount of the authorized share capital (from time to time).

Pre-emptive Rights

Subject to restrictions in our articles of association, holders of ordinary shares have pre-emptive rights in relation to newly issued ordinary shares under Dutch law.

Under our articles of association, the pre-emptive rights in respect of newly issued ordinary shares may be restricted or excluded by a resolution of our general meeting, which resolution requires a two-thirds majority of the votes cast if less than half of the issued share capital is present or represented at the meeting. The general meeting may authorize our Board of Directors to limit or exclude the pre-emptive rights in respect of newly issued ordinary shares. Such authorization for our Board of Directors can be granted and extended, in each case for a period not exceeding five years.

A resolution of the general meeting has authorized our Board of Directors until November 9, 2026 to limit or exclude pre-emptive rights on ordinary shares.

Pre-emptive rights do not exist with respect (a) to the issue of ordinary shares or grant of rights to subscribe for ordinary shares to our employees or a “group” company of ours, (b) the issue of ordinary shares against a contribution other than cash, and (c) preferred shares to be issued. A holder of preferred shares has no pre-emptive right to acquire newly issued ordinary shares.

Transfer of Ordinary Shares

Under Dutch law, transfers of ordinary shares (other than in book-entry form) require a written deed of transfer and, unless we are a party to the deed of transfer, and acknowledgement by or proper service upon us to be effective.

Our articles of association provide that, if one or more ordinary shares or preferred shares are admitted to trading on Nasdaq or any other regulated foreign stock exchange located in the United States the laws of the State of New York will apply to the property law aspects of the ordinary shares and preferred shares included in the part of the register of shareholders kept by the relevant transfer agent.

Form of Ordinary Shares

The ordinary shares and preferred shares are in registered form.

Purchase and Repurchase of Ordinary Shares

Under Dutch law, we may not subscribe for newly issued ordinary shares. We may acquire ordinary shares, subject to applicable provisions and restrictions of Dutch law and our articles of association, to the extent that:

●	such ordinary shares are fully paid-up;

●	such repurchase would not cause our shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves we are required to maintain pursuant to Dutch law or our articles of association; and

●	immediately after the acquisition of such ordinary shares, we and our subsidiaries would not hold, or would not hold as pledgees, shares having an aggregate nominal value that exceeds 50% of our issued share capital.

Other than ordinary shares acquired for no valuable consideration or under universal title of succession (onder algemene titel) (e.g., through a merger or spin off) under statutory Dutch or other law, we may acquire ordinary shares only if our general meeting has authorized our Board of Directors to do so. An authorization by our general meeting for the acquisition of ordinary shares can be granted for a maximum period of 18 months. Such authorization must specify the number of ordinary shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of our general meeting is required if ordinary shares are acquired by us on Nasdaq with the intention of transferring such ordinary shares to our employees or employees of a group company pursuant to an arrangement applicable to them. For each annual general meeting, we expect that our Board of Directors, will place on the agenda a proposal to re-authorize our Board of Directors to repurchase shares for a period of 18 months from the date of the resolution. We cannot derive any right to any distribution from ordinary shares, or voting rights attached to ordinary shares acquired by it.

A resolution of the general meeting, dated June 2, 2025, has authorized our Board of Directors until November 27, 2026 to acquire fully paid-up ordinary shares up to the maximum number of ordinary shares permitted pursuant to the law and our articles of association from time to time, through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging from the nominal value of the ordinary shares up to one hundred and ten percent (110%) of the market price of ordinary shares, provided that (i) for open market or privately negotiated repurchases, the market price will be the last closing price for ordinary shares on the Nasdaq Stock Market prior to the transaction, (ii) for self-tender offers, the market price will be the volume weighted average price for the ordinary shares on the Nasdaq Capital Market during a period, determined by the Board of Directors, of no less than one and no more than five consecutive trading days immediately prior to the expiration of the tender offer, and (iii) for accelerated repurchase arrangements, the market price will be the volume weighted average price of the ordinary shares on the Nasdaq Capital Market over the term of the arrangement. The volume weighted average price for any number of trading days will be calculated as the arithmetic average of the daily volume weighted average price on those trading days.

Pursuant to a resolution of the general meeting, dated June 2, 2025, our Board of Directors is furthermore authorized until November 27, 2026 to acquire fully paid up preferred shares up to the maximum number of preferred shares permitted pursuant to the law and our articles of association from time to time and that preferred shares may be acquired through privately negotiated repurchases, in self-tender offers, or through accelerated repurchase arrangements, at prices ranging from the nominal value of the preferred shares up to the higher of (i) the amount that would be paid by us upon cancellation of such preferred shares in accordance with the relevant provisions of our articles of association and (ii) one hundred and ten percent (110%) of the market price of the ordinary shares into which the preferred shares may be converted in accordance with the applicable provisions of our articles of association, whereby the market price shall be determined in the manner as set out in our articles of association.

Capital Reduction

At a general meeting, our shareholders may resolve on the proposal of our Board of Directors to reduce our issued share capital by (i) cancelling ordinary shares and preferred shares or (ii) reducing the nominal value of the ordinary shares and preferred shares by amending our articles of association. In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel shares may only relate to (i) shares held by us or in respect of which we hold the depository receipts, or (ii) all preferred shares of a particular series. In order to be approved by our general meeting, a resolution to reduce the capital requires approval of a majority of the votes cast at a general meeting if at least half of the issued share capital is represented at such meeting or at least two thirds of the votes cast, if less than half of the issued share capital is represented at such meeting.

Reduction of the nominal value of shares without repayment shall be effected proportionally to all ordinary shares and preferred shares. The requirement of proportionality may be waived by agreement of all shareholders concerned.

A resolution that would result in a reduction of capital requires approval by a majority of the votes cast of each group of shareholders of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two-month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

General Meeting

General meetings are held in Amsterdam, Rotterdam, The Hague, Arnhem, Utrecht, or in the municipality of Haarlemmermeer (Schiphol Airport), the Netherlands. All of our shareholders and others entitled to attend our general meetings are authorized to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.

We will hold at least one general meeting each year, to be held within six months after the end of its financial year. A general meeting will also be held within three months after our Board of Directors has determined it to be likely that our equity has decreased to an amount equal to or lower than half of its paid up and called up capital, in order to discuss the measures to be taken if so required. If our Board of Directors fails to hold such general meeting in a timely manner, each shareholder and other person entitled to attend our general meeting may be authorized by the Dutch court to convene our general meeting.

Our Board of Directors may convene additional extraordinary general meetings at its discretion, subject to the notice requirements described below. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 10% of our issued share capital, may on their application be authorized by the Dutch court to convene a general meeting. The Dutch court will disallow the application if (i) the applicants have not previously requested in writing that our Board of Directors convenes a shareholders’ meeting or (ii) our Board of Directors convenes a shareholders’ meeting or (iii) our Board of Directors has not taken the necessary steps so that the shareholders’ meeting could be held within six weeks after such request.

The general meeting is convened by a notice, which includes an agenda stating the items to be discussed and the location and time of our general meeting. For the annual general meeting the agenda will include, among other things, the adoption of our annual accounts, the appropriation of its profits or losses and proposals relating to the composition of and filling of any vacancies on Board of Directors. In addition, the agenda for a general meeting includes such additional items as determined by our Board of Directors. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of the issued share capital, have the right to request the inclusion of additional items on the agenda of shareholders’ meetings. Such requests must be made in writing, and may include a proposal for a shareholder resolution, and must be received by us no later than on the 60th day before the day the relevant shareholders’ meeting is held. Under our articles of association, certain items can only be put on the agenda as a voting item by our Board of Directors. Shareholders meeting the relevant requirements may still request the inclusion of such items on the agenda as a discussion item.

We will give notice of each general meeting by publication on its website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law and applicable stock exchange and SEC requirements. We will observe the statutory minimum convening notice period for a general meeting. Holders of registered shares may further be provided with notice of the meeting in writing at their addresses as stated in its shareholders’ register.

Pursuant to our articles of association and Dutch law, our Board of Directors may determine a record date (registratiedatum) of 28 calendar days prior to a general meeting to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote at our general meeting. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the notice of our general meeting. Our articles of association provide that a shareholder must notify us in writing of his or her intention to attend (or be represented at) our general meeting, such notice to be received by us on the date set by our Board of Directors in accordance with our articles of association and as set forth in the convening notice.

Our general meeting will be presided over by the chairman of our Board of Directors, who, nevertheless, may charge another person to preside over the meeting in his place even if he or she is present at the meeting. If the chairman of our Board of Directors is absent and he or she has not charged another person to preside over the meeting in his or her place, the directors present at the meeting will appoint one of them to be chairman. In the absence of all directors, our general meeting will appoint its chairman.

Voting Rights and Quorum

In accordance with Dutch law and our articles of association, each ordinary share, irrespective of which class it concerns, confers the right on the holder thereof to cast one vote at our general meeting. The voting rights attached to any ordinary shares held by us or our direct or indirect subsidiaries are suspended, unless the ordinary shares were encumbered with a right of usufruct or a pledge in favor of a party other than us or a direct or indirect subsidiary before such ordinary shares were acquired by us or such a subsidiary, in which case, the other party may be entitled to exercise the voting rights on the ordinary shares. We may not exercise voting rights for ordinary shares in respect of which its or a direct or indirect subsidiary has a right of usufruct or a pledge. Fractional shares together constituting the nominal value of an ordinary share shall be put on par with such a share.

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of our general meeting) of a shareholder, which proxy holder need not be a shareholder. The holder of a usufruct or pledge on shares will have the voting rights attached thereto if so provided for when the usufruct or pledge was created.

Under our articles of association, blank votes (votes where no choice has been made), abstentions and invalid votes will not be counted as votes cast. However, shares in respect of which a blank vote or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting are counted when determining the part of the issued share capital that is present or represented at a general meeting. The chairman of our general meeting will determine the manner of voting and whether voting may take place by acclamation.

Resolutions of the shareholders are adopted at a general meeting by an absolute majority of votes cast, except where Dutch law or our articles of association provide for a special majority in relation to specified resolutions. Our articles of association do not provide for a quorum requirement, subject to any provision of mandatory Dutch law.

Subject to certain restrictions in our articles of association, the determination during our general meeting made by the chairman of that general meeting with regard to the results of a vote will be decisive. Our Board of Directors will keep a record of the resolutions passed at each general meeting.

Amendment of Articles of Association

At a general meeting, at the proposal of our Board of Directors, our general meeting may resolve to amend the articles of association. A resolution by the shareholders to amend the articles of association requires an absolute majority of the votes cast.

Dissolution and liquidation

Our shareholders may at a general meeting, based on a proposal by our Board of Directors, by means of a resolution passed by an absolute majority of the votes cast resolve that we will be dissolved. In the event of our dissolution, the liquidation will be effected by our executive directors, under the supervision of our non-executive directors, unless our general meeting decides otherwise.

Certain Other Major Transactions

Our articles of association and Dutch law provide that resolutions of our Board of Directors concerning a material change in our identity, character or business are subject to the approval of our general meeting. Such changes include:

●	a transfer of all or materially all of its business to a third party;

●	the entry into or termination of a long-lasting alliance of the company or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance to the company; and

●	the acquisition or disposition of an interest in the capital of a company by the company or by its subsidiary with a value of at least one third of the value of our assets, according to the balance sheet with explanatory notes or, if the company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.

Proposed Deed of Amendment

Amendments to our Articles of Association were approved at our Annual General Meeting of shareholders in June 2025. The Deed of Amendment to the Articles of Association to effect such amendment, which we intend to execute in August 2025, will contain the following amendments:

(a)	the authorized capital of the Company will be changed from EUR 3,500,000.00, divided into 7,875,000 ordinary shares with a nominal value of EUR 0.40 each and 875,000 preferred shares with a nominal value of EUR 0.40 each, subdivided in five series, to EUR 125,000.00, divided into 11,250,000 ordinary shares with a nominal value of EUR 0.01 each and 1,250,000 preferred shares with a nominal value of EUR 0.01 each, subdivided in five series, and as soon as the number of issued ordinary shares first amounts to or exceeds 10,000,000, to EUR 500,000, divided into 45,000,000 ordinary shares with a nominal value of EUR 0.01 each and 5,000,000 preferred shares with a nominal value of EUR 0.01 each, subdivided in five series;

(b)	the provisions of the Articles of Association relating to fractional shares will be abolished; and

(c)	the nominal value of each issued ordinary share in the capital of the Company will be reduced from EUR 0.40 to EUR 0.01, without repayment,

Initially, the nominal value of each ordinary share in the capital of the Company was EUR 0.01. As a consequence of a reverse stock split effected in 2024, ordinary shares with a nominal value of EUR 0.01 each were combined into ordinary shares with a nominal value of EUR 0.40 each. It is proposed that the nominal value be reduced from EUR 0.40 to EUR 0.01, without repayment, for practical purposes.

Dividends and Other Distributions

We may only make distributions to its shareholders if our equity exceeds the aggregate amount of the issued share capital and the reserves which must be maintained pursuant to Dutch law.

Under our articles of association, any profits or distributable reserves must first be applied to pay a dividend on the preferred shares, if outstanding. Any amount remaining out of distributable profits is added to our reserves as our Board of Directors determines. After reservation by our Board of Directors of any distributable profits, our general meeting will be authorized to declare distributions on the proposal of our Board of Directors. Our Board of Directors is permitted to declare interim dividends without the approval of the shareholders. Interim dividends may be declared as provided in our articles of association and may be distributed to the extent that the shareholders’ equity, based on interim financial statements, exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or our articles of association. We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay its due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to its creditors.

The general meeting may determine that distributions will be made in whole or in part in the form of shares or a currency other than the Euro, provided on the proposal of the Board of Directors. We shall announce any proposal for a distribution and the date when and the place where the distribution will be payable to all shareholders by electronic means of communication with due observance of the applicable law and stock exchange rules. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse, and any such amounts will be considered to have been forfeited to us (verjaring).

Transfer Agent and Registrar

We have appointed Transhare Corporation as the transfer agent and registrar for our ordinary shares. Transhare Corporation’s telephone number and address is (303) 662-1112 and 17755 US Hwy 19 N, Clearwater, FL 33764.

DESCRIPTION OF PRE-FUNDED UNITS

We are offering up to 2,222,222 pre-funded units at an offering price of $1.349 per pre-funded unit. Each pre-funded unit consists of one pre-funded warrant to purchase an ordinary share and one and one-half Warrants. Upon completion of this offering, the pre-funded units will dissolve and separate into their constituent parts without any further action required by the holder of the pre-funded units.

DESCRIPTION OF PRE-FUNDED WARRANTS

The pre-funded warrants will be issued in physical form directly by the Company to purchasers in this offering.

The following summary of certain terms and provisions of the pre-funded warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of pre-funded warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of pre-funded warrant.

Duration and Exercise Price

Each pre-funded warrant offered hereby will have an initial exercise price per share equal to $0.001, will be immediately exercisable and can be exercised until all such pre-funded warrants are exercised in full.

The exercise price and number of ordinary shares issuable upon exercise of such pre-funded warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our ordinary shares and the exercise price.

Exercisability

Each of the pre-funded warrants will be exercisable, at the option of each holder of such pre-funded warrant, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of our ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder of such pre-funded warrant (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or at the election of the holder, 9.99%) of the outstanding ordinary shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants. No fractional ordinary shares will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, the number of shares will be rounded down to the nearest whole share.

Cashless Exercise

If, at the time a holder exercises its pre-funded warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder thereof may elect instead to receive upon such exercise (either in whole or in part) the net number of pre-funded warrant shares determined according to a formula set forth in such pre-funded warrant.

Fundamental Transaction

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our ordinary shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding ordinary shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding ordinary shares, the holders of the pre-funded warrants will be entitled to receive upon exercise of such pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised such pre-funded warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of such pre-funded warrant together with the appropriate instruments of transfer.

Exchange Listing

There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. We do not intend to list the pre-funded warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Rights as a Shareholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of our ordinary shares, the holders of the pre-funded warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their pre-funded warrants.

Amendment and Waiver

The pre-funded warrants may be modified or amended or the provisions thereof waived with the written consent of the Company, and the holder of each such warrant.

Governing Law

The pre-funded warrants are governed by New York law.

DESCRIPTION OF WARRANTS

We will issued the Warrants in physical form directly to purchasers in this offering. We will not issue any fractional warrants in this offering and will round up the number of warrants any purchaser of units would otherwise receive to the nearest whole number.

The following summary of certain terms and provisions of the Warrants offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the form of Warrant which is filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions set forth in the form of Warrant.

Duration and Exercise Price

Each Warrant offered hereby will have an initial exercise price per share of $1.35. Each Warrant will be immediately exercisable and may be exercised until the fifth anniversary of the date of issuance.

The exercise price and number of ordinary shares issuable upon exercise of such Warrants are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our ordinary shares and the exercise price.

Exercisability

Each of the Warrants will be exercisable, at the option of each holder of such warrant, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of our ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder of such Warrant (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% (or at the election of the holder, 9.99%) of the outstanding ordinary shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants. No fractional ordinary shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, the number of shares will be rounded down to the nearest whole share.

Cashless Exercise

If, at the time a holder exercises its Warrants, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder thereof may elect instead to receive upon such exercise (either in whole or in part) the net number of Warrant shares determined according to a formula set forth in such Warrant.

Fundamental Transaction

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our ordinary shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding ordinary shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding ordinary shares, the holders of the Warrants will be entitled to receive upon exercise of such Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised such Warrants immediately prior to such fundamental transaction.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of such Warrant together with the appropriate instruments of transfer.

Exchange Listing

There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Right as a Shareholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our ordinary shares, the holders of the Warrants do not have the rights or privileges of holders of our ordinary shares, including any voting rights, until they exercise their Warrants.

Amendment and Waiver

The Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company, and the holder of each such warrant.

Governing Law

The Warrants are governed by New York law.

MATERIAL INCOME TAX INFORMATION

Material Dutch Tax Income Tax Considerations

The following are the material Dutch tax consequences of the acquisition, ownership, exercise and disposal of our securities. The term “securities” as used in this discussion includes the ordinary shares, pre-funded warrants, and Warrants, as applicable. This does not purport to set forth all possible tax considerations or consequences that may be relevant to all categories of investors, some of which may be subject to special treatment under applicable law (such as trusts or other similar arrangements), and in view of its general nature, it should be treated with corresponding caution. Holders or prospective holders of our securities should consult with their tax advisors with regard to the tax consequences of investing in the securities in their particular circumstances.

Please note that this section does not set forth the tax considerations for:

●	Holders of our securities if such holders, and in the case of individuals, his/her partner or certain relatives by blood or marriage in the direct line (including foster children), have a substantial interest (aanmerkelijk belang) or a deemed substantial interest (fictief aanmerkelijk belang) in us under the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). A holder of an interest in a company is considered to hold a substantial interest in such company if such holder alone or, in the case of individuals, together with his/her partner (as defined in the Dutch Income Tax Act 2001), directly or indirectly holds (i) an interest of 5% or more of the total issued and outstanding capital of that company or of 5% or more of the issued and outstanding capital of a certain class of shares of that company; or (ii) rights to acquire, directly or indirectly, such interest; or (iii) certain profit sharing rights in that company that relate to 5% or more of the company’s annual profits and/or to 5% or more of the company’s liquidation proceeds. A deemed substantial interest may arise if a substantial interest (or part thereof) in a company has been disposed of, or is deemed to have been disposed of, on a non-recognition basis;

●	A holder of our securities that is not an individual for which its shareholdings qualify or qualified as a participation (deelneming) for purposes of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969). A taxpayer’s shareholding of 5% or more in a company’s nominal paid-up share capital or right to acquire such shareholding of 5% (or, in certain cases, in voting rights) qualifies as a participation. A holder may also have a participation if such holder does not have a shareholding of 5% or more but a related entity (verbonden lichaam) has a participation or if the company in which the shares are held is a related entity (verbonden lichaam);

●	Holders of our securities who are individuals for whom our securities or any benefit derived from our securities are a remuneration or deemed to be a remuneration for (employment) activities performed by such holders or certain individuals related to such holders (as defined in the Dutch Income Tax Act 2001); and

●	Pension funds, investment institutions (fiscale beleggingsinstellingen), exempt investment institutions (vrijgestelde beleggingsinstellingen) and other entities that are, in whole or in part, not subject to or exempt from corporate income tax in the Netherlands, as well as entities that are exempt from corporate income tax in their country of residence, such country of residence being another state of the European Union, Norway, Liechtenstein, Iceland or any other state with which the Netherlands have agreed to exchange information in line with international standards.

Except as otherwise indicated, this section only addresses Dutch national tax legislation and published regulations, whereby the Netherlands and Dutch law means the part of the Kingdom of the Netherlands located in Europe and its law, respectively, as in effect on the date hereof and as interpreted in published case law until this date, without prejudice to any amendment introduced (or to become effective) at a later date and/or implemented with or without retroactive effect. The applicable tax laws or interpretations thereof may change, or the relevant facts and circumstances may change, and such changes may affect the contents of this section, which will not be updated to reflect any such changes.

Dividend Withholding Tax

Holders of ordinary shares are generally subject to Dutch dividend withholding tax at a rate of 15% on dividends distributed by us. We are required to withhold such Dutch dividend withholding tax at source (which dividend withholding tax will not be borne by us but will be withheld by us from the gross dividends paid on the ordinary shares). However, as long as we continue to have our place of effective management in Germany, and not in the Netherlands, we will be considered to be solely tax resident in Germany for purposes of the Convention between the Federal Republic of Germany and the Netherlands for the avoidance of double taxation and prevention of fiscal evasion with respect to taxes on income (the “German-Dutch tax treaty”), and we will in principle not be required to withhold Dutch dividend withholding tax. This exemption from withholding Dutch dividend withholding tax may not apply to dividends distributed by us to a holder who is resident or deemed to be resident in the Netherlands for Dutch income tax purposes or Dutch corporate income tax purposes or to holders of ordinary shares that are neither resident nor deemed to be resident of the Netherlands if the ordinary shares are attributable to a Dutch permanent establishment of such non-resident holder, in which case the following paragraph applies.

Dividends distributed by us to individuals and corporate legal entities who are resident or deemed to be resident in the Netherlands for Dutch (corporate) income tax purposes (“Dutch Resident Individuals” and “Dutch Resident Entities,” as the case may be) or to holders of ordinary shares that are neither resident nor deemed to be resident of the Netherlands if the ordinary shares are attributable to a Dutch permanent establishment of such non-resident holder are generally subject to Dutch dividend withholding tax at a rate of 15%. The expression “dividends distributed” include, but are not limited to:

●	Distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital not recognized for Dutch dividend withholding tax purposes;

●	Liquidation proceeds, proceeds of redemption of shares, or proceeds of the repurchase of shares by us or one of our subsidiaries or other affiliated entities to the extent such proceeds exceed the average paid-in capital of those shares as recognized for purposes of Dutch dividend withholding tax, unless, in case of a repurchase, a particular statutory exemption applies;

●	An amount equal to the par value of shares issued or an increase of the par value of shares, to the extent that it does not appear that a contribution, recognized for purposes of Dutch dividend withholding tax, has been made or will be made; and

●	Partial repayment of the paid-in capital, recognized for purposes of Dutch dividend withholding tax, if and to the extent that we have net profits (zuivere winst), unless the holders of shares have resolved in advance at a general meeting to make such repayment and the par value of the shares concerned has been reduced by an equal amount by way of an amendment of our articles of association. The term “net profits” includes anticipated profits that have yet to be realized.

Dutch Resident Individuals and Dutch Resident Entities may credit the Dutch dividend withholding tax against their income tax or corporate income tax liability (maximized to the amount of corporate income tax due in that financial year) or may under certain circumstances be entitled to an exemption. The same applies to holders of ordinary shares that are neither resident nor deemed to be resident of the Netherlands if the shares are attributable to a Dutch permanent establishment of such non-resident holder. Depending on their specific circumstances, holders of ordinary shares that are resident in a country other than the Netherlands, may be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax pursuant to Dutch law, EU law or treaties for avoidance of double taxation.

As of January 1, 2024, in addition to the (regular) Dutch dividend withholding tax, a conditional dividend withholding tax (the “Conditional Dividend Withholding Tax”) is imposed on dividends paid to related entities in designated low-tax jurisdictions and in certain abusive situations. If due, the Conditional Dividend Withholding Tax may be imposed at the highest Dutch corporate income tax rate in effect at the time of the distribution (currently 25.8%), if the shareholder entitled to those dividend payments has such an interest in us, possibly as part of a qualifying unity (kwalificerende eenheid), that such party can exert such influence on our decisions as to determine our activities, while that shareholder is established in a jurisdiction that is included in the Regulation of low-taxing countries and non-cooperative jurisdictions for tax purposes (Regeling laagbelastende staten en niet-coöperatieve rechtsgebieden voor belastingdoeleinden), or has a relevant connection therewith. Any (regular) Dutch dividend withholding tax due in respect of the same dividend distribution may be credited against the Conditional Dividend Withholding Tax.

However, as long as we continue to have our place of effective management in Germany, and not in the Netherlands, we will be considered to be solely tax resident in Germany for purposes of the German-Dutch tax treaty, and we will in principle not be required to withhold the Conditional Dividend Withholding Tax.

Pursuant to legislation to counteract “dividend stripping,” a reduction, exemption, credit or refund of Dutch dividend withholding tax is not granted if the recipient of the dividend is not the beneficial owner (uiteindelijk gerechtigde) as described in the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965) of such dividends. This legislation targets situations in which a shareholder retains its economic interest in shares but reduces the withholding tax costs on dividends by a transaction with another party. It is not required for these rules to apply that the recipient of the dividends is aware that a dividend stripping transaction took place. The Dutch State Secretary of Finance takes the position that the definition of beneficial ownership introduced by this legislation will also apply in the context of a double taxation convention.

Pursuant to additional measures introduced with effect from January 1, 2024, the burden of proof as regards the absence of dividend stripping has been shifted to the taxpayer.

Taxes on Income and Capital Gains

Dutch Resident Individuals

If a holder of our securities is a Dutch Resident Individual, any benefit derived or deemed to be derived from the securities is taxable at the progressive income tax rates, if:

(i)	the securities are attributable to an enterprise from which the Dutch Resident Individual derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise, without being an entrepreneur or a shareholder in such enterprise, as defined in the Dutch Income Tax Act 2001; or

(ii)	the holder of our securities is considered to derive benefits from the securities that are taxable as benefits from other activities (resultaat uit overige werkzaamheden), such as activities with respect to the securities that go beyond ordinary asset management (normaal actief vermogensbeheer).

If the above-mentioned conditions (i) and (ii) do not apply to the individual holder of our securities, such Dutch Resident Individual holder will be subject to an annual income tax imposed on a deemed return on the net value of the securities under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income and capital gains realized, the deemed annual return of the Dutch Resident Individual’s net investment assets that are taxed under this regime, including the securities, is set at variable percentages of the value of the investment assets and liabilities. For 2025, the variable percentages are set at 1.44% for savings, at 5.88% for other investments (such as our securities) and at 2.62% for liabilities. Such fictitious annual return deemed to be derived from our securities will be taxed at a flat rate of 36% in 2025.

The net value of the investment assets for the year are the fair market value of the investment assets less the allowable liabilities on January 1 of the relevant calendar year. The securities are included as investment assets. A tax-free allowance of €57,684 is available (2025). For the avoidance of doubt, actual income, capital gains or losses in respect of the ordinary shares are as such not subject to Dutch income tax under the regime for savings and investments (inkomen uit sparen en beleggen). The deemed variable return will be adjusted annually on the basis of historic market yields.

On June 6, 2024, the Dutch Supreme Court confirmed in several rulings that taxation under the current regime for savings and investments violates Section 1 of the First Protocol to the European Convention on Human Rights in conjunction with Section 14 of the European Convention on Human Rights, to the extent that the fictitious annual return to be recognized is higher than the actual return realized, calculated in accordance with the rules set out in the recent decisions of the Dutch Supreme Court. The Dutch legislator has issued draft legislation to introduce a new system regarding the taxation of income from savings and investments to take away the violations referred to above. The intended effective date of the new legislation is January 1, 2028.

Dutch resident individual holders of our securities are advised to consult their own tax advisor to ensure that the tax in respect of their securities is levied in accordance with the applicable Dutch tax rules at the relevant time.

Dutch Resident Entities

Any benefit derived or deemed to be derived from the securities held by Dutch Resident Entities, including any capital gains realized on the exercise or disposal thereof, will be subject to Dutch corporate income tax at a rate of 19% with respect to taxable profits up to €200,000 and 25.8% with respect to taxable profits in excess of that amount (rates and brackets for 2025).

Non-residents of the Netherlands

A holder of our securities that is neither a Dutch Resident Individual nor a Dutch Resident Entity will not be subject to Dutch taxes on income or on capital gains in respect of any payment under shares or any gain realized on the exercise, disposal or deemed disposal of the securities or ordinary shares, provided that:

●	such holder does not have an interest in an enterprise which, in whole or in part, is either effectively managed in the Netherlands or is carried out through a permanent establishment, or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the securities are attributable; and

●	in the event such holder is an individual, such holder does not derive benefits from the securities that are taxable as benefits from other activities in the Netherlands, such as activities in the Netherlands with respect to the shares that go beyond ordinary asset management.

Under certain specific circumstances, Dutch taxation rights may be restricted for a holder of our securities that is neither a Dutch Resident Individual nor a Dutch Resident Entity pursuant to treaties for the avoidance of double taxation.

Gift and Inheritance Taxes

Residents of the Netherlands

Gift or inheritance taxes will arise in the Netherlands with respect to a transfer of the securities by way of a gift by, or on the death of, a holder of our securities who is resident or deemed to be resident in the Netherlands at the time of the gift or the holder’s death.

Non-residents of the Netherlands

No Dutch gift or inheritance taxes will arise on the transfer of the securities by way of gift by, or on the death of, a holder of our securities who is neither resident nor deemed to be resident in the Netherlands, unless:

●	in the case of a gift of securities by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands; or

●	the transfer is otherwise construed as a gift, such as a gift that is made under a condition precedent, or inheritance made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident in the Netherlands.

For purposes of Dutch gift and inheritance taxes, a person that holds the Dutch nationality will be deemed to be resident in the Netherlands if such person has been resident in the Netherlands at any time during the 10 years preceding the date of the gift or his/her death. Additionally, for purposes of Dutch gift tax, any person, irrespective of his nationality will be deemed to be resident in the Netherlands if such person has been resident in the Netherlands at any time during the 12 months preceding the date of the gift.

Other Taxes and Duties

No Dutch value-added tax (omzetbelasting) and no Dutch registration tax, stamp duty or any other similar documentary tax or duty will be payable by a holder of our securities on any payment in consideration for the acquisition, ownership, exercise or disposal of the securities.

Material United States Tax Income Tax Considerations

Subject to the limitations and qualifications stated herein, this discussion sets forth the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition by U.S. Holders (as defined below) of ordinary shares acquired pursuant to this offering, the ownership, exercise and disposition of pre-funded warrants, and Warrants acquired pursuant to this offering, and the ordinary shares received upon the exercise of such pre-funded warrants and Warrants (the “Warrant Shares”). The term “securities” as used in this discussion includes the ordinary shares, pre-funded warrants, Warrants and Warrant Shares, as applicable.

The discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect. This summary applies only to U.S. Holders and does not address tax consequences to a non-U.S. Holder (as defined below) investing in securities.

This discussion of a U.S. Holder’s tax consequences addresses only those persons that hold securities as capital assets and does not address the tax consequences to any special class of holders, including without limitation, holders (directly, indirectly or constructively) of 10% or more of our equity (based on value or voting power), dealers in securities or currencies, banks, tax-exempt organizations, insurance companies, financial institutions, broker-dealers, regulated investment companies, real estate investment trusts, traders in securities that elect the mark-to-market method of accounting for their securities holdings, persons that hold securities that are a hedge or that are hedged against currency or interest rate risks or that are part of a straddle, conversion or “integrated” transaction, persons required to accelerate the recognition of any item of gross income with respect to the ordinary shares as a result of such income being recognized on an applicable financial statement, U.S. expatriates or former long-term residents of the United States, partnerships or other pass-through entities for U.S. federal income tax purposes, U.S. Holders that acquire securities in connection with the exercise of employee stock options or otherwise as compensation for services and U.S. Holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar. This discussion does not address the effect of the U.S. federal alternative minimum tax, U.S. federal estate and gift tax, alternative minimum tax, the 3.8% Medicare contribution tax on net investment income or any state, local or non-U.S. tax laws applicable to a holder of securities. This discussion does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. state and local, U.S. federal estate and gift, alternative minimum, and non-U.S. tax consequences of the acquisition, ownership and disposition of the securities.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of securities acquired pursuant to this offering that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. The term “non-U.S. Holder” means any beneficial owner of securities acquired pursuant to this offering that is not a U.S. Holder, a partnership (or an entity or arrangement that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) or a person holding securities through such an entity or arrangement.

If a partnership or an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds securities, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships that hold securities should consult their own tax advisors. You are urged to consult your own independent tax advisor regarding the specific U.S. federal, state, local and non-U.S. income and other tax considerations relating to the acquisition, ownership and disposition of securities.

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Ordinary Shares, Pre-Funded Warrants, Warrants and Warrant Shares

The following discussion is subject in its entirety to the rules described below under the heading “Passive Foreign Investment Company Considerations.”

Cash Dividends and Other Distributions

As described in the section entitled “Dividend Policy” above, we currently intend to retain any future earnings to fund business development and growth, and we do not expect to pay any dividends in the foreseeable future. However, to the extent there are any distributions (including constructive distributions) made with respect to an ordinary share, pre-funded warrant, Warrant or Warrant Share, a U.S. Holder generally will be required to include the amount of such distribution in gross income (including the amount of Dutch taxes withheld, if any) as dividend income to the extent of our current and accumulated earnings and profits (computed using U.S. federal income tax principles). A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Company is a PFIC for the tax year of such distribution or the preceding tax year. To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated first as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in such securities and, thereafter, as gain from the sale or exchange of such securities (see “Sale or Disposition” below). There can be no assurance that we will maintain calculations of our earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. Holders should therefore assume that any distribution with respect to the securities will constitute ordinary dividend income. Dividends paid on such securities generally will not be eligible for the dividends received deduction generally allowed to U.S. corporations.

Dividends paid to a non-corporate U.S. Holder by a “qualified foreign corporation” may be subject to reduced rates of taxation if certain holding period and other requirements are met. A qualified foreign corporation generally includes a foreign corporation (other than a foreign corporation that is a PFIC in the taxable year in which the dividend is paid or the preceding taxable year) if (i) its securities are readily tradable on an established securities market in the United States or (ii) it is eligible for benefits under a comprehensive U.S. income tax treaty that includes an exchange of information program and which the U.S. Treasury Department has determined is satisfactory for these purposes. Our ordinary shares (which would include Warrant Shares) are readily tradable on an established securities market in the United States, the Nasdaq. However, none of the pre-funded warrants, or Warrants is readily tradable on an established securities market.

Non-corporate U.S. Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

A U.S. Holder who pays (whether directly or through withholding) Dutch taxes with respect to dividends paid on our securities (or with respect to any constructive dividend on the pre-funded warrants, or Warrants) may be entitled to receive, at the election of such U.S. Holder, either a deduction or a foreign tax credit for such taxes paid. Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by us generally will constitute “foreign source” income and generally will be categorized as “passive category income.” However, if 50% or more of our equity (based on voting power or value) is treated as held by U.S. persons, we will be treated as a “United States-owned foreign corporation,” in which case dividends may be treated for foreign tax credit limitation purposes as “foreign source” income to the extent attributable to our non-U.S. source earnings and profits and as “U.S. source” income to the extent attributable to our U.S. source earnings and profits. Because the foreign tax credit rules are complex, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Sale or Disposition

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize gain or loss on the taxable sale or exchange of its ordinary shares, pre-funded warrants, Warrants or Warrant Shares in an amount equal to the difference between the U.S. dollar amount realized on such sale or exchange (determined in the case of securities sold or exchanged for currencies other than U.S. dollars by reference to the spot exchange rate in effect on the date of the sale or exchange or, if the securities sold or exchanged are traded on an established securities market and the U.S. Holder is a cash basis taxpayer or an electing accrual basis taxpayer, the spot exchange rate in effect on the settlement date) and the U.S. Holder’s adjusted tax basis in the securities sold or otherwise disposed of determined in U.S. dollars.

Assuming we are not a PFIC and have not been treated as a PFIC during your holding period for our securities, such gain or loss will be capital gain or loss and will be long-term gain or loss if the applicable securities have been held for more than one year. Under current law, long-term capital gains of non-corporate U.S. Holders generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Capital gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for U.S. foreign tax credit purposes. Consequently, a U.S. Holder may not be able to use the foreign tax credit arising from any Dutch tax imposed on the disposition of a security unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are encouraged to consult their own tax advisors regarding the availability of the U.S. foreign tax credit in their particular circumstances.

Passive Foreign Investment Company Considerations

Status as a PFIC

The rules governing PFICs can have adverse tax effects on U.S. Holders. We generally will be classified as a PFIC for U.S. federal income tax purposes if, for any taxable year, either: (1) 75% or more of our gross income consists of certain types of passive income, or (2) the average value (determined on a quarterly basis), of our assets that produce, or are held for the production of, passive income is 50% or more of the value of all of our assets.

For purposes of the PFIC provisions, “gross income” generally means sales revenues less cost of goods sold, plus income from investments and from incidental or outside operations or sources. Passive income generally includes dividends, interest, rents and royalties (other than certain rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. If a non-U.S. corporation owns at least 25% by value of the stock of another corporation, the non-U.S. corporation is treated for purposes of the PFIC tests as owning its proportionate share of the assets of the other corporation and as receiving directly its proportionate share of the other corporation’s income.

Additionally, if we are classified as a PFIC in any taxable year with respect to which a U.S. Holder owns securities, we generally will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding taxable years, regardless of whether we continue to meet the tests described above, unless the U.S. Holder makes the “deemed sale election” described below.

We do not believe that we are currently a PFIC, and we do not anticipate becoming a PFIC in the foreseeable future. Notwithstanding the foregoing, the determination of whether we are a PFIC is made annually and depends on the particular facts and circumstances (such as the valuation of our assets, including goodwill and other intangible assets) and also may be affected by the application of the PFIC rules, which are subject to differing interpretations. The fair market value of our assets is expected to depend, in part, upon (a) the market price of our ordinary shares, which is likely to fluctuate, and (b) the composition of our income and assets, which will be affected by how, and how quickly, we spend any cash that is raised in any financing transaction, including this offering. In light of the foregoing, no assurance can be provided that we are not currently a PFIC or that we will not become a PFIC in any future taxable year. Prospective investors should consult their own tax advisors regarding our potential PFIC status.

U.S. Federal Income Tax Treatment of a Shareholder of a PFIC

If we are classified as a PFIC for any taxable year during which a U.S. Holder owns securities, the U.S. Holder, absent certain elections (including the mark-to-market and QEF elections described below), generally will be subject to adverse rules (regardless of whether we continue to be classified as a PFIC) with respect to (i) any “excess distributions” (generally, any distributions received by the U.S. Holder on its securities in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for its securities) and (ii) any gain realized on the sale or other disposition, including a pledge, of its securities.

Under these adverse rules (a) the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we are classified as a PFIC will be taxed as ordinary income, (c) the amount allocated to each other taxable year during the U.S. Holder’s holding period in which we were classified as a PFIC (i) will be subject to tax at the highest rate of tax in effect for the applicable category of taxpayer for that year and (ii) will be subject to an interest charge at a statutory rate with respect to the resulting tax attributable to each such other taxable year, and (d) loss recognized on the disposition of the securities will not be deductible.

If we are classified as a PFIC, a U.S. Holder generally will be treated as owning a proportionate amount (by value) of stock or shares owned by us in any direct or indirect subsidiaries that are also PFICs and will be subject to similar adverse rules with respect to any distributions we receive from, and dispositions we make of, the stock or shares of such subsidiaries. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

If we are classified as a PFIC and then cease to be so classified, a U.S. Holder may make an election (a “deemed sale election”) to be treated for U.S. federal income tax purposes as having sold such U.S. Holder’s ordinary shares, pre-funded warrants, Warrants or Warrant Shares on the last day our taxable year during which we were a PFIC. A U.S. Holder that makes a deemed sale election with respect to such securities would then cease to be treated as owning stock in a PFIC by reason of ownership of our ordinary shares, pre-funded warrants, Warrants or Warrant Shares. However, gain recognized as a result of making the deemed sale election would be subject to the adverse rules described above and loss would not be recognized.

PFIC “Mark-to-Market” Election

In certain circumstances, a U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its ordinary shares and Warrant Shares, provided that such shares are “marketable.” The ordinary shares and Warrant Shares generally will be marketable if they are “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, the ordinary shares and Warrant Shares will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Our ordinary shares (which include Warrant Shares) are listed on the Nasdaq, which is a qualified exchange for these purposes. Consequently, if our ordinary shares and Warrant Shares remain listed on the Nasdaq and are regularly traded, and you are a holder of ordinary shares or Warrant Shares, we expect the mark-to-market election would be available to you if we are a PFIC. There can be no assurance that the shares will be “regularly traded” in subsequent calendar quarters. You should consult your own tax advisor as to the whether a mark-to-market election is available or advisable with respect to the ordinary shares and the Warrant Shares. A mark-to-market election may not be available with respect to the pre-funded warrants, or Warrants.

A U.S. Holder that makes a mark-to-market election must include in gross income, as ordinary income, for each taxable year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the U.S. Holder’s ordinary shares, pre-funded warrants, Warrants and any Warrant Shares at the close of the taxable year over the U.S. Holder’s adjusted tax basis in such securities. An electing U.S. Holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted tax basis in its ordinary shares, pre-funded warrants, Warrants and any Pre-Funded Warrant Shares over the fair market value of such securities at the close of the taxable year, but this deduction is allowable only to the extent of any net mark-to-market gains previously included in income. A U.S. Holder that makes a mark-to-market election generally will adjust such U.S. Holder’s tax basis in its ordinary shares, pre-funded warrants, Warrants and Pre-Funded Warrant Shares to reflect the amount included in gross income or allowed as a deduction because of such mark-to-market election. Gains from an actual sale or other disposition of such securities in a year in which we are a PFIC will be treated as ordinary income, and any losses incurred on a sale or other disposition of such securities will be treated as ordinary losses to the extent of any net mark-to-market gains previously included in income.

If we are classified as a PFIC for any taxable year in which a U.S. Holder owns securities but before a mark-to-market election is made, the adverse PFIC rules described above will apply to any mark-to-market gain recognized in the year the election is made. Otherwise, a mark-to-market election will be effective for the taxable year for which the election is made and all subsequent taxable years. The election cannot be revoked without the consent of the IRS, unless the securities cease to be marketable, in which case the election is automatically terminated.

A U.S. Holder makes a mark-to-market election by attaching a completed IRS Form 8621 to a timely filed U.S. federal income tax return. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a mark-to-market election.

A mark-to-market election is not permitted for the shares of any of our subsidiaries that are also classified as PFICs. Prospective investors should consult their own tax advisors regarding the availability of, and the procedure for making, a mark-to-market election.

PFIC “QEF” Election

In some cases, a shareholder of a PFIC can avoid the interest charge and the other adverse PFIC consequences described above by obtaining certain information from such PFIC and by making a QEF election to be taxed currently on its share of the PFIC’s undistributed income. We do not, however, expect to provide the information regarding our income that would be necessary in order for a U.S. Holder to make a QEF election with respect to securities if we are classified as a PFIC.

PFIC Information Reporting Requirements

If we are a PFIC in any year, a U.S. Holder of securities in such year will be required to file an annual information return on IRS Form 8621 regarding distributions received on such securities and any gain realized on disposition of such securities. In addition, if we are a PFIC, a U.S. Holder generally will be required to file an annual information return with the IRS (also on IRS Form 8621, which PFIC shareholders are required to file with their U.S. federal income tax or information return) relating to their ownership of securities. This new filing requirement is in addition to the pre-existing reporting requirements described above that apply to a U.S. Holder’s interest in a PFIC (which this requirement does not affect).

NO ASSURANCE CAN BE GIVEN THAT WE ARE NOT CURRENTLY A PFIC OR THAT WE WILL NOT BECOME A PFIC IN THE FUTURE. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE OPERATION OF THE PFIC RULES AND RELATED REPORTING REQUIREMENTS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE ADVISABILITY OF MAKING ANY ELECTION THAT MAY BE AVAILABLE.

Reporting Requirements and Backup Withholding

Under U.S. federal income tax law and applicable Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a non-U.S. corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person, and any interest in a non-U.S. entity. U.S. Holders may be subject to these reporting requirements unless such U.S. Holder’s securities are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial.

Payments made within the United States or by a U.S. payor or U.S. middleman of (a) distributions on the securities, and (b) proceeds arising from the sale or other taxable disposition of securities generally may be subject to information reporting and backup withholding, currently at the rate of 24%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

THE ABOVE DISCUSSION DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO YOU OF AN INVESTMENT IN THE SECURITIES.

PLAN OF DISTRIBUTION

We are offering on a “best efforts” basis up to 2,222,222 pre-funded units, each consisting of one pre-funded warrant and one and one-half Warrants. The purchase price of each pre-funded unit is $1.349.

Each pre-funded warrant will be exercisable for one ordinary share, and the remaining exercise price of each pre-funded warrant will equal $0.001 per ordinary share. The pre-funded warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised at any time until all of the pre-funded warrants are exercised in full.

Each Warrant will be exercisable for one ordinary share. The exercise price of each Warrant will equal $1.35. The Warrants will be immediately exercisable (subject to the beneficial ownership cap) and may be exercised until the fifth anniversary of the date of issuance.

A holder of pre-funded warrants or Warrants will not have the right to exercise any portion of such warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or, at the election of the holder, such limit may be increased to up to 9.99%) of the number of ordinary shares outstanding immediately after giving effect to such exercise.

The following table shows the public offering price, placement agent fees and proceeds, before expenses, to us.

Per Pre-Funded Unit
Public offering price	$1.349
Placement agent fees	$0.094
Proceeds to us, before expenses	$1.256

We estimate that the total expenses of the offering, including registration, filing and printing fees, legal and accounting expenses, travel and lodging expenses associated with road show trips, but excluding the placement agent fees, will be approximately $225,000, all of which are payable by us.

There is no minimum amount of proceeds that is a condition to closing of this offering. The actual amount of gross proceeds, if any, in this offering could vary substantially from the gross proceeds from the sale of the maximum amount of securities being offered in this prospectus.

Because this is a best-efforts offering, the placement agent does not have an obligation to purchase any securities. This offering will terminate on August 13, 2025, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. The offering will settle delivery versus payment (“DVP”)/receipt versus payment (“RVP”). Accordingly, we and the placement agent have not made any arrangements to place investor funds in an escrow account or trust account since the placement agent will not receive investor funds in connection with the sale of the securities offered hereunder.

Pursuant to a placement agency agreement, dated as of August 4, 2025, we have engaged Maxim Group LLC to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus. The placement agent is not purchasing or selling any securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its “reasonable best efforts” to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. We will enter into a securities purchase agreement directly with the investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The placement agent may engage one or more subagents or selected dealers in connection with this offering.

Placement Agent Fees, Commissions and Expenses

Upon the closing of this offering, we will pay the placement agent a cash fee equal to seven percent (7%) of the aggregate gross cash proceeds to us from the sale of the securities in the offering. Under the placement agency agreement, we will agree to reimburse the placement agent for its legal fees, costs and expenses in connection with the offering, irrespective of whether the offering is consummated, (i) up to $75,000 (inclusive of any advance paid by us to the placement agent) in the event the offering is completed and (ii) up to $25,000 if an offering is not consummated.

The placement agency agreement provides that the placement agent’s obligations are subject to conditions contained in the placement agency agreement.

We will deliver the securities being issued to the investors upon receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about August 5, 2025.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the placement agency agreement, or to contribute to payments that the placement agent may be required to make in respect of those liabilities.

Lock-Up Agreements

We, and each of our Directors, executive officers and certain holders of our outstanding ordinary shares as of the effective date of the registration statement related to this offering have agreed to a forty-five day “lock-up” period from the closing of this offering with respect to the ordinary shares that they beneficially own. This means that, for a period of forty-five (45) days following the closing of the offering, such persons may not offer, issuer, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without the prior written consent of the placement agent, including the issuance of shares upon the exercise of currently outstanding options approved by the placement agent. We have also agreed to similar restrictions on the issuance, sale, disposal and registration (subject to certain exceptions) of our securities for forty-five (45) days following the closing of this offering, subject to certain customary exceptions, without the prior written consent of the placement agent.

The placement agent has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the placement agent may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of, and demand for, our securities in general.”

Other Compensation

Upon the closing of this offering, or if the engagement period as provided in the engagement letter between us and the placement agent ends prior to a closing of an offering (other than a termination for cause), then if within six (6) months following such time, we complete any financing of equity, equity-linked, debt or other capital-raising activity with, or receive any proceeds from, any investors contacted or introduced by Maxim during the engagement period, then the Company shall pay to the placement agent upon the closing of such financing or receipt of such proceeds compensation as described in this section, in each case only with respect to the portion of such financing received from such investors.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the securities sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the placement agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent acting as principal. Under these rules and regulations, the placement agent (i) may not engage in any stabilization activity in connection with our securities and (ii) may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Certain Relationships

The placement agent and its affiliates have and may in the future provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Listing

Our ordinary shares are currently listed on the Nasdaq Capital Market under the symbol “MYNZ”. We do not intend to list the pre-funded warrants or the Warrants on any securities exchange or other trading market. The pre-funded units will not survive the closing of this offering, and as a result they will never be listed.

Affiliations

The placement agent and its respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The placement agent and its affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the placement agent and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The placement agent and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the placement agent of this offering, or by its affiliates. Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as the placement agent, and should not be relied upon by investors.

In connection with this offering, the placement agent or certain securities dealers may distribute prospectuses by electronic means, such as e-mail.

Selling Restrictions Outside the United States

No action may be taken in any jurisdiction other than the United States that would permit a public offering of our securities or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, our securities may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with our securities may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of our securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Canada

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering. Our securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Notice to Prospective Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The representative has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA (where applicable) and Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the offered securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the offered securities pursuant to an offer made under Section 275 of the SFA except:

(1)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)	where no consideration is or will be given for the transfer;

(3)	where the transfer is by operation of law;

(4)	as specified in Section 276(7) of the SFA; or

(5)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018”), unless otherwise specified before an offer of the offered securities, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) (where applicable), that the offered securities are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in China and our securities may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of China except pursuant to applicable laws, rules and regulations of China. For the purpose of this paragraph only, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Hong Kong

Our securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to our securities be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to our securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the offered securities is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

Notice to Prospective Investors in Taiwan

Our securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan, pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan.

Notice to Prospective Investors in the Cayman Islands

No invitation, whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for our securities. This prospectus does not constitute a public offer of our securities, whether by way of sale or subscription, in the Cayman Islands. Our securities have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), none of our securities have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to our securities which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of our securities may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

provided that no such offer of our securities shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any of our securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the representatives and us that it is a “qualified investor” as defined in the Prospectus Regulation.

In the case of any of our securities being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that our securities acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any of our securities to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any of our securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our securities to be offered so as to enable an investor to decide to purchase or subscribe for any of our securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Stamp Taxes

If you purchase our securities offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the public offering price listed on the cover page of this prospectus.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement discounts and commissions, the placement agent’s non-accountable expenses and the placement agent fees, that we expect to incur in connection with this offering. With the exception of the SEC registration fee and the FINRA filing fee listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$1,150
FINRA	$1,650
Legal Fees and Expenses	$200,000
Accounting Fees and Expenses	$20,000
Miscellaneous Expenses	$2,200
Total Expenses	$225,000

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The current address of Ortoli Rosenstadt LLP is 501 Madison Avenue, 14th Floor, New York, NY 10022. CMS Derks Star Busmann N.V. is acting as counsel to our company regarding Dutch securities law matters. The current address of CMS Derks Star Busmann N.V. is Atrium, Parnassusweg 737, 1077 DG Amsterdam, Netherlands.

Pryor Cashman LLP, New York, NY, is acting as counsel to the placement agent.

EXPERTS

The financial statements of Mainz Biomed, N.V. as of December 31, 2024 and 2023 for the years respectively then ended incorporated by reference into this prospectus and the registration statement have been so included in reliance on the report of Reliant CPA PC, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. Reliant CPA PC has offices at 895 Dove Street, Suite 300, #300180, Newport Beach, CA 92660. Their telephone number is (949)558-7781.

INTERESTS OF EXPERTS AND COUNSEL

None of the named experts or legal counsel was employed on a contingent basis, owns an amount of ordinary shares in our company which is material to that person, or has a material, direct or indirect economic interest in our company or that depends on the success of the offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation organized under the laws of the Netherlands, and the majority of our directors and officers reside outside of the United States. Service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our directors and officers and the experts named herein, are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States.

As there is no treaty on the reciprocal recognition and enforcement of judgments other than arbitration awards in civil and commercial matters between the United States and the Netherlands, courts in the Netherlands will not automatically recognize and enforce a final judgment rendered by a U.S. court. In order to obtain a judgment enforceable in the Netherlands, claimants must litigate the relevant claim again before a Dutch court of competent jurisdiction. Under current practice, however, a Dutch court will generally recognize and consider as conclusive evidence a final and conclusive judgment for the payment of money rendered by a U.S. court and not rendered by default, provided that the Dutch court finds that:

●	the jurisdiction of the U.S. court has been based on grounds that are internationally acceptable;

●	the final judgment results from proceedings compatible with Dutch concepts of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging);

●	the final judgment does not contravene public policy (openbare orde) of the Netherlands;

●	the judgment by the U.S. court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgment in the Netherlands; and

the final judgment has not been rendered in proceedings of a penal, revenue or other public law nature. If a Dutch court upholds and regards as conclusive evidence the final judgment, that court generally will grant the same judgment without litigating again on the merits.

Shareholders may originate actions in the Netherlands based upon applicable Dutch laws.

Under Dutch law, in the event that a third party is liable to us, only we ourselves can bring civil action against that party. The individual shareholders do not have the right to bring an action on our behalf. Only in the event that the cause for the liability of a third party to us also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. The Dutch Civil Code does provide for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach — often on the basis of such declaratory judgment — a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt out choice for an individual injured party. An individual injured party may also itself institute a civil claim for damages.

The name and address of our agent for service of process in the United States is Vcorp Services, LLC, 25 Robert Pitt Drive, Suite 204, Monsey, NY 10952.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the offered securities. This prospectus and the documents incorporated by reference herein do not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed below.

The registration statement, reports and other information filed or to be filed with the SEC by us can be inspected and copied at the public reference facilities maintained by the SEC at 100 F. Street NW, Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that make electronic filings with the SEC using its EDGAR system.

We are subject to the information reporting requirements of the Exchange Act, and under those requirements we file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information. We anticipate that we will soon cease to be a foreign private issuer, and as a result we could no longer report as a foreign private issuer starting on January 1, 2025.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	Form 6-K filed with the SEC on June 5, 2025;

●	Form 6-K filed with the SEC on May 21, 2025;

●	Form 6-K filed with the SEC on May 2, 2025;

●	Form 6-K filed with the SEC on April 1, 2025; and

●	Our Annual Report on Form 20-F for the year ended December 31, 2024 filed with the SEC on March 31, 2025.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

Our filings with the SEC, and exhibits incorporated in and amendments to those reports, are available free of charge on our website (http://www.mainzbiomed.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

Upon written or oral request, we will provide to each person to whom this prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus at no cost. If you would like a copy of any of these documents, at no cost, please write or call us at:

Mainz Biomed N.V.
Robert Koch Strasse 50
55129 Mainz
Germany
Telephone: 0049 6131 5542860

2,222,222 Pre-Funded Units

Each Pre-Funded Unit Consisting of

One Pre-Funded Warrant to purchase One Ordinary Share and

One and One-Half Warrants to purchase One Ordinary Share

and

Up To 5,555,555 Ordinary Shares underlying the

Warrants and the Pre-Funded Warrants

MAINZ BIOMED, N.V.

PROSPECTUS

Maxim Group LLC

August 4, 2025

Through and including August 29 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.